Exhibit 2.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

MAGNETIC SEAL LLC,

DUCOMMUN LABARGE TECHNOLOGIES, INC.,

MAG PARENT, INC.

AND

THOMAS B. COLBY and LYMAN J. COLBY

Dated as of December 15, 2021

TABLE OF CONTENTS

Page

I. DEFINITIONS		1

1.1	Definitions	1
1.2	Terms Defined Elsewhere in this Agreement	11

II. SALE AND PURCHASE OF COMPANY SECURITIES		12

2.1	Sale and Purchase of Shares	12
2.2	Closing	12
2.3	Purchase Price Adjustment	14
2.4	Escrow Arrangements	16
2.5	Withholding	16

III. REPRESENTATIONS AND WARRANTIES OF SELLER HOLDERS.		17

3.1	Organization and Good Standing	17
3.2	Authorization of Agreement	17
3.3	Conflicts; Consents of Third Parties	17
3.4	Capitalization	17
3.5	Subsidiaries	18
3.6	Financial Statements	18
3.7	No Undisclosed Liabilities	18
3.8	Absence of Certain Developments	18
3.9	Taxes	21
3.10	Real Property	23
3.11	Intellectual Property; Data Privacy	24
3.12	Material Contracts	26
3.13	Employee Benefit Plans	28
3.14	Labor	30
3.15	Litigation	31
3.16	Compliance with Laws; Permits	31
3.17	Environmental Matters	33
3.18	Insurance	34
3.19	Related Party Transactions; Shared Contracts	34
3.20	Financial Advisors	34
3.21	Accounts Receivable	34
3.22	Products	34
3.23	Products Liability; Product Recalls	35
3.24	Inventories	35
3.25	Customers and Vendors	35
3.26	Government Contracts and Government Bids; Government Security Clearances.	36
3.27	Shipset Content on New Platforms	40
3.28	No Other Representations or Warranties; Schedules	40

i

IV. REPRESENTATIONS AND WARRANTIES OF BUYER.		41

4.1	Organization and Good Standing	41
4.2	Authorization of Agreement	41
4.3	Conflicts; Consents of Third Parties	41
4.4	Litigation	41
4.5	Buyer’s Reliance	41
4.6	Financial Advisors	42
4.7	Solvency	42
4.8	Investment Intent	42
4.9	No Other Representations or Warranties; Schedules	42

V. COVENANTS OF THE PARTIES		43

5.1	Employee Benefits	43
5.2	Confidentiality	44
5.3	Public Announcements	45
5.4	Tax Matters	45
5.5	Insurance	48
5.6	Payments Received	48
5.7	Further Actions	48

VI. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		48

6.1	Survival of Representations, Warranties and Covenants	48

VII. MISCELLANEOUS		49

7.1	Notices	49
7.2	Exhibits and Schedules	50
7.3	Entire Agreement; Amendments and Waivers	50
7.4	Severability	51
7.5	Binding Effect; Assignment	51
7.6	No Third-Party Beneficiaries	51
7.7	Fees and Expenses	51
7.8	Counterparts	51
7.9	Interpretation	51
7.10	Governing Law	52
7.11	Arbitration	52
7.12	WAIVER OF JURY TRIAL	53
7.13	Specific Performance	53
7.14	Non-Recourse	54
7.15	Legal Representation	54
7.16	Release	54
7.17	Noncompetition; Nonsolicitation and No Hire; Non-Disparagement	55

Exhibit A – Form of Escrow Agreement

Exhibit B – First Amendment to Lease

ii

This EQUITY PURCHASE AGREEMENT, dated as of December 15, 2021 (this “Agreement”), is by and among Magnetic Seal LLC, a Delaware limited liability company (f/k/a Magnetic Seal Corp.) (the “Company”), Ducommun LaBarge Technologies, Inc. a Delaware corporation (“Buyer”), Mag Parent, Inc., a Delaware corporation (“Newco”), Thomas B. Colby and Lyman J. Colby (each a “Seller” and collectively the “Sellers”, and together with Newco, the “Seller Holders”).

WHEREAS, prior to the Reorganization (as defined below), Sellers in the aggregate owned all of the outstanding capital stock of the Company;

WHEREAS, prior to the Closing, the Sellers and Newco, as applicable, have consummated the following transactions in the following order: (i) the formation of Newco, a new Delaware corporation, as an entity wholly-owned by the Sellers, (ii) the filing of a valid Form 2553 (Election by a Small Business Corporation) with the IRS with respect to Newco to be treated as an S corporation for U.S. federal Income Tax purposes, (iii) the contribution by the Sellers of one hundred percent (100%) of the issued and outstanding securities of the Company to Newco in exchange for 1,000 shares of capital stock of Newco (the “Contribution”), resulting in Sellers owning 1,000 shares of capital stock of Newco constituting one hundred percent (100%) of the issued and outstanding securities of Newco, (iv) the filing of a valid Form 8869 (Qualified Subchapter S Subsidiary Election) with the IRS with respect to the Company so that the Company is treated as a “qualified subchapter S subsidiary” of Newco for U.S. federal Income Tax purposes, effective as of the date of the Contribution (the “QSub Election”) and (v) the conversion of Magnetic Seal Corp., a Rhode Island corporation, to a Delaware limited liability company (“New LLC”) (the “Conversion”) (the New LLC may be referred to herein as the “Company or “New LLC”) (such clauses (i) through (v) collectively, the “Reorganization”);

WHEREAS, following the Reorganization and immediately prior to the Closing, Newco owns one hundred percent (100%) of the issued and outstanding securities of the Company (the “Company Securities”); and

WHEREAS, at the Closing, Buyer desires to purchase from Newco, and Newco desires to sell to Buyer, all of Newco’s right, title and interest in and to the issued and outstanding Company Securities for the Purchase Price, after which the Company shall become a wholly-owned Subsidiary of Buyer subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

I.

DEFINITIONS

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accounting Methodology” means GAAP, and to the extent consistent with GAAP, as applied consistently with the accounting methods, policies, practices and procedures employed by the Company in the Financial Statements; provided that in the event of an inconsistency between GAAP and the accounting methods, policies, practices and procedures historically employed by Sellers with respect to the Company, the accounting methods, policies, practices and procedures historically employed by Sellers with respect to the Company shall prevail.

“Adjustment Escrow Amount” means $750,000.

“Affiliate” (including, with its correlative meaning, “Affiliated”) means with respect to any Person, any Person controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Anti-bribery/Anti-corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”); (ii) the U.S. Travel Act, 18 U.S.C. § 1952; (iii) the U.K. Bribery Act of 2010 when applicable; (iv) any applicable Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; or (e) any other applicable Law of any foreign or domestic jurisdiction of similar effect or that relates to bribery or corruption.

“Applicable Government Contracts” has the meaning set forth in Section 3.22(x).

“Benefit Plan” means, with respect to any Person, each compensation or employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, phantom equity or other equity-based arrangement, and any employment, individual independent contractor or consultant, termination, retention, bonus, change in control, vacation or other paid leave, retirement, pension, post-employment, or severance plan, program, policy, arrangement, contract, or other agreement, unilateral commitment or binding practice concerning employees) for the benefit of any current or former officer, employee, individual independent contractor or consultant or director of such Person that is maintained or contributed to by such Person, any of its Subsidiaries or any of its ERISA Affiliates, or with respect to which any of them could incur Liability under the Code or ERISA or any similar non-U.S. law, but shall exclude Multiemployer Plans.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks are required or authorized by Law to be closed in New York, New York.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, Pub. L. No. 116-136, including any administrative or other guidance published with respect thereto by any Governmental Authority (together with all amendments thereto and the statutes, rules and regulations promulgated thereunder).

“CARES Act Deferral Amount” means the amount of any payroll and other employment Taxes that would have been payable prior to the Closing Date but for an election by the Company or any of its Subsidiaries to defer the payment thereof pursuant to Section 2302 of the CARES Act (or any analogous provision of state, local or foreign Income Tax Law).

“Cash” means cash, checks, money orders, marketable securities, short-term instruments, and other cash equivalents, and demand deposits or similar accounts, including the amounts of any received but uncleared checks, drafts and wires issued as of Closing, less the aggregate amount of outstanding checks, drafts or wire transfers as of the Closing that have not been posted.

“Closing Company Cash” means Company Cash as of the Effective Time but shall exclude any Cash used to pay down Company Indebtedness between the Effective Time and the Closing.

“Closing Company Indebtedness” means Company Indebtedness as of immediately prior to the Closing for those items of Indebtedness set forth in clauses (a) through (c) of the definition of “Indebtedness” and as of the Effective Time for all other items of Indebtedness.

“Closing Net Working Capital” means Net Working Capital as of the Effective Time; provided that, for purposes of clarity, such calculations shall be based exclusively on the facts and circumstances as they exist as of the Effective Time and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring thereafter.

“Closing Unpaid Transaction Fees” means Unpaid Transaction Fees as of the Effective Time. For the avoidance of doubt, any liabilities included as Closing Unpaid Transaction Fees shall not be included in Closing Net Working Capital or Closing Company Indebtedness.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any Benefit Plan (a) that is, or as of the Closing Date will be, sponsored or maintained solely by the Company for the benefit of any current or former employee of any Company (or any dependent or beneficiary thereof), or (b) is designated as a Company Benefit Plan in Schedule 3.13(a).

“Company Cash” means Cash of the Company, as determined in accordance with the Accounting Methodology.

“Company Indebtedness” means the Indebtedness of the Company.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in connection with, or otherwise necessary for, conducting the business of the Company as currently conducted, and as proposed to be conducted.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, or license.

“Copyrights” has the meaning set forth in this Section 1.1 (in the definition of Intellectual Property).

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines, vaccine mandate or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“DCAA” means the Defense Contract Audit Agency of the United States Government.

“Enterprise Value” means $69,500,000.

“Environmental Law” means any applicable Law currently in effect relating to the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 400l(a)(14) of ERISA.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for Income Tax purposes as a partnership or disregarded entity, (b) a “specified foreign corporation” within the meaning of Code Section 965, or (c) a “passive foreign investment company” within the meaning of Code Section 1297.

“Escrow Funds” means the amounts held in the Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Excess Amount” means the amount, if any, by which the Estimated Closing Purchase Price is more than the Final Purchase Price.

“Fraud” means common law fraud under Delaware law (excluding, for the avoidance of doubt, constructive fraud, negligent fraud, negligent misrepresentation or equitable fraud).

“Funded Backlog” means the total amount of funding allotted to a Government Contract minus the total amount of direct costs, indirect costs and profit or fee incurred and allocable to such Government Contract.

“GAAP” means United States generally accepted accounting principles consistently applied during the periods involved.

“Government Bid” means any bid, proposal, offer or quotation, whether solicited or unsolicited, made by the Company, that, if accepted, would lead to the award of a Government Contract.

“Government Contract” means any Contract, prime contract, subcontract, grant, subaward, other transaction agreement or contract, basic ordering agreement, blanket purchase agreement, teaming agreement, letter Contract, purchase order, task order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto, awarded (A) to the Company or any joint venture in which the Company has an interest by any Governmental Entity or by a prime contractor or higher-tier subcontractor under such Government Contracts, or (B) by the Company under such Government Contracts to a subcontractor at any tier.

“Governmental Entity” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission, or court, tribunal, or arbitral or judicial body (including any grand jury).

“Government Official” means any: (a) officer, employee, or other individual acting for or on behalf of any Governmental Entity or public international organization; or (b) holder of or candidate for public office, political party, or official thereof or member of a royal family, or any other individual acting for or on behalf of the foregoing.

“Hazardous Substance” means any substance, material, or waste that is or will foreseeably be regulated by any Governmental Entity, including any material, substance, or waste that is defined or classified as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “extremely hazardous substance,” “pollutant,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “pollutant,” or “toxic substance” under any provision of Environmental and Safety Requirements, including petroleum, petroleum products, byproducts or derivatives thereof, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde, radon, per- and polyfluoroalkyl substances or polychlorinated biphenyls.

“Income Tax Amount” means the amount of accrued but unpaid Income Taxes of the Company for any Pre-Closing Tax Period. The Income Tax Amount shall be computed (i) taking into account all Income Tax payments (including estimated Income Tax payments) made prior to the Closing Date, (ii) on a jurisdiction by jurisdiction basis (with the amount for any jurisdiction never being less than zero dollars ($0)), and (iii) based on current practices and procedures of the Company.

“Income Tax Return” means all Tax Returns filed or required to be filed with any Taxing Authority with respect to Income Taxes.

“Income Taxes” means Taxes imposed on, or determined by reference to, net income or earnings, gross income or earnings, capital, or net worth (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) and any related penalties or interest.

“Indebtedness” means, with respect to any Person, but without duplication, the unpaid principal amount of, and accrued interest on, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds or debentures (other than trade payables, accrued expenses and Liabilities incurred in the ordinary course of business), (c) any unpaid interest, prepayment penalties, premiums, or costs and fees that would arise or become due as a result of the prepayment of any of the Indebtedness per subsections (a) and (b) immediately above, (d) all capital lease obligations of such Person required to be classified as such under GAAP, (e) declared but unpaid dividend or distribution of any equity interests of any owners, (f) any unforgiven obligations under any government loan assistance programs (including under the Paycheck Protection Program under the CARES Act), (g) any obligations arising from any guarantees made by any member of the company on behalf of any third-party or related-party entities, (h) any costs or Liabilities associated with the sale of Technical Hardfacing and Machining, Inc. (“THM”) or other separation costs that may arise from the Company’s divestiture of THM, (i) all amounts payable associated with the former owners of the Company, (j) the Income Tax Amount, (k) the CARES Act Deferral Amount, (l) any seller notes, deferred purchase price obligations, non-competition payments or earnout obligations issued or entered into in connection with any acquisition, (m) all deferred revenue of the Company, (n) all monetary obligations secured by any Liens, (o) letters of credit (whether or not drawn), (p) any unfunded benefit liability or obligations arising from deferred compensation or profit participation plan, program, agreement or arrangements, (q) any unfunded benefit liability with respect to any retirement plan, program or scheme, (r) any amounts past due to or in respect of current or former employees of the Company or its Affiliates, (s) any accrued and unpaid bonuses, or severance, or any other bonuses related to the period prior to the Closing, irrespective of whether accrued, and in each case, the employer portion of any payroll Taxes related thereto, (t) accrued and unpaid 401(k) profit sharing contributions, (u) any unfunded workers’ compensation liability related to the period prior to the Closing, (v) any unfunded liability under any self-insured plan related to the pre-Closing period, (w) any obligations to replace any parts under the agreement set forth on Section 3.22 of the Disclosure Schedules, and (x) all receivable balances that have not been collected by the Company within seventy-five (75) days of Closing in connection with the Purchase Agreement between the Company and Pratt & Whitney Canada Corp (“PWC”), dated as of January 1, 2021 (as amended) for the period of January 2021 through November 2021, which receivable balance equals $432,923.61 as of the date hereof. Notwithstanding the foregoing, Indebtedness shall not include (i) trade payables, undrawn letters of credit, performance or bid bonds or (ii) any items included in Net Working Capital or Transaction Fees.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) patents, industrial designs, and utility models and applications for any of the foregoing, including all provisionals, continuations, divisionals, continuations-in-part, provisional applications and patents issuing thereon, reissues, reexaminations, renewals, and extensions of any of the foregoing, and all rights to claim priority of any of the foregoing (collectively, “Patents”), (b) trademarks, service marks, certification marks, trade names, service names, brand names, trade dress, logos, slogans, taglines, fictitious business names, uniform resource locators, Internet domain names, social media accounts and handles, and all other source or business identifiers or designators of origin (whether registered or unregistered),, registrations and applications for registration of, and renewals and extensions of, any of the foregoing, and all common law rights in and goodwill associated with any of the foregoing (collectively, “Marks”), (c) works of authorship, websites, copyrights, mask work rights, database rights, and design rights (all whether registered or unregistered); registrations and applications for registration of, and all renewals and extensions of, any of the foregoing, and all moral rights associated with any of the foregoing (collectively, “Copyrights”), (d) economic rights of authors and inventors, however denominated, (e) Software; and (f) artificial intelligence technologies, including machine learning technologies and deep learning technologies, (g) trade secrets and other proprietary and confidential information and data, including inventions (whether or not patentable or reduced to practice), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, specifications, reports, analyses, data, data analytics, customer lists, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans, and marketing proposals (collectively, “Trade Secrets”), (h) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (i) all rights to sue and collect damages for past, present and future infringement of and other violations of any of the foregoing.

“Inventory” means the Company’s inventory, including all raw materials and supplies, packaging materials, manufactured or purchased products or parts, work in process, finished products and goods, products and goods in transit and returned products and goods.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“IT Systems” means all hardware, Software, systems, servers, computers, firmware, middleware, networks, data communications lines, security appliances, network and telecommunications equipment, routers, hubs, switches, and all other information technology infrastructure, wide area network and other information technology equipment, and all associated documentation, in each case, used or held for use in connection with, or otherwise necessary for conducting the business of the Company as currently conducted and as proposed to be conducted.

“International Trade Laws” means any law, statute, code, or order relating to international trade, including, but not limited to: (i) all import laws and regulations, including but not limited to those administered by U.S. Customs and Border Protection, (ii) export control regulations, including but not limited to laws and regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (iii) sanctions laws and regulations as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); (iv) U.S. anti-boycott laws and requirements (Section 999 of the US Internal Revenue Code of 1986, as amended, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et. seq.); (v) any other similar law, directive, or regulation (including those of the European Union or any of its Member States) related to similar subject matter; or (vi) applicable anti-money laundering laws, regulations, rules and guidelines in United States and in the jurisdiction of incorporation.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or Order of any Governmental Entity.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit or proceeding (public or private) by or before a Governmental Entity.

“Liability” means any debt, liability or obligation (whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated).

“Liens” means, with respect to any specified asset, any and all liens, encumbrances, charges, claims, equitable interests, mortgages, options, pledges, security interests, easements, encroachments, rights of first refusal or similar restrictions (other than those created under applicable securities laws).

“Losses” means any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents).

“Marks” has the meaning set forth in this Section 1.1 (in the definition of Intellectual Property).

“Material Adverse Effect” means any fact, event, effect, occurrence or change that (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement), individually or together with any other effects or changes, has been or could reasonably be expected to be materially adverse to the business (including taking into account the customer, supplier or employee relationships), assets and properties, condition (financial or otherwise), operating results or operations of the Company taken as a whole, or on the ability of any party hereto to consummate timely the transactions contemplated under this Agreement, regardless of the duration or persistence of such effects or changes, regardless of whether Parent and/or Buyer have knowledge of such fact, event, effect, occurrence or change and regardless of whether or not such adverse effect or change can be cured, other than any event, change, occurrence or effect arising out of, attributable to, or resulting from COVID-19 and any government measures (directives, orders, directives or similar measures by any Governmental Entity) in response thereto, changes in global, national or regional political conditions (including any outbreak or escalation of hostilities or war or any act of terrorism). For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Company, and not against any forward-looking statements, financial projections or forecasts of the Company.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Net Working Capital” means, as of any date, the excess of (a) the current assets of the Company (it being understood that, for purposes of this definition, the term “current assets” shall not include Cash or Tax assets) over (b) the current Liabilities of the Company (it being understood that, for purposes of this definition, the term “current liabilities” shall not include any Indebtedness, Transaction Fees, deferred Tax Liabilities and income Tax Liabilities), in each case, determined in accordance with the Accounting Methodology.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“ordinary course of business” means the usual and ordinary course of business of the Company in accordance with past custom and practice (including with respect to quantity, timing, duration and frequency).

“Other Government Contract” means any prime contract with any Governmental Entity held by another prime contractor or higher-tier subcontractor under which the Company is a subcontractor or lower-tier subcontractor thereto.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Patents” has the meaning set forth in this Section 1.1 (in the definition of Intellectual Property).

“PCI-DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

“Permit” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanics’, carriers’, or workmen’s, repairmen’s or similar Liens; (b) Liens for Taxes, assessments and any other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the GAAP books and records of the Company; (c) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Entities; (d) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement; (e) Liens relating to operating leases of equipment; (f) Liens disclosed in title insurance and survey documents related to any real property; (g) non-exclusive licenses of Intellectual Property granted by the Company in the ordinary course of business consistent with past practices; and (h) any other imperfections of title or encumbrances that do not materially impair the use or value of the property to which they relate.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, or other entity or organization.

“Personal Information” means, to the extent regulated by Contract, Law or privacy policy applicable to the Company, any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including any other data that constitutes personal information or personal data under any Contract, Law or privacy policy applicable to the Company.

“Phantom Stock Plan” means the Phantom Stock Plan of the Company, effective September 30, 2017, as amended by the First Amendment to the Company’s Phantom Stock Plan, dated as of January 1, 2021.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of ay Straddle Period ending on and including the Closing Date.

“Privacy and Security Requirements” means, to the extent applicable to Company, (a) any Laws regulating the Processing of Protected Data; (b) the PCI DSS and any other privacy- or data security- related industry standards to which the Company is legally or contractually bound or has publicly represented with which it complies; (c) all Contracts between the Company and any Person that are applicable to the Processing of Protected Data; and (d) all policies and procedures applicable to the Company relating to the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Proceeding” means all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement).

“Process” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Pro Rata Percentage” means, with respect to any Seller, a fraction (expressed as a percentage), (a) the numerator of which is the number of Company Securities held by such Seller as of immediately prior to Closing and (b) the denominator of which is the aggregate number of all Company Securities outstanding as of immediately prior to the Closing.

“Protected Data” means data regulated by the PCI-DSS, Personal Information and all data for which the Company is required by Law, Contract or privacy policy to safeguard and/or keep confidential or private.

“Related Party” means any officer, director, manager, equityholder, member or Affiliate of the Company, Sellers, any individual related by blood, marriage or adoption to any such Person, and any Person controlled by any of the foregoing.

“Security Breach” means any (i) security breach or breach of Protected Data under applicable Privacy and Security Requirements or any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Protected Data or the Company’s own confidential information; or (ii) unauthorized interference with system operations or security safeguards of IT Systems, including any phishing incident or ransomware attack.

“Sellers’ Knowledge” or words of similar effect means the actual knowledge, after due inquiry, of Thomas B. Colby, Lyman J. Colby, Thomas Casey Holt, Robert Garde, Joseph Feula, Sean Pothier, and Nicholas Daggett.

“Shortfall Amount” means the amount, if any, by which the Estimated Closing Purchase Price is less than the Final Purchase Price.

“Software” means all computer software, firmware, databases, data collections, and related documentation and materials, including all source code, object code, code repositories, development tools, application programming interfaces, user interfaces, architecture, files, manuals, programmers’ notes, derivative works, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases, and all media and other tangible property necessary for the delivery or transfer of any of the foregoing.

“Straddle Period” means a taxable period which includes the Closing Date but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Target Net Working Capital” means $4,842,000.

“Tax” means any U.S. federal, state, local, or foreign income, net or gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, escheat, unclaimed property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority with respect thereto, in each case, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, statement, information return or statement or other document filed or required to be filed with respect to Taxes including any schedule thereto, and any amendment thereof.

“Taxing Authority” means any agency or political subdivision of any Governmental Entity with the authority to impose any Tax.

“Trade Secrets” has the meaning set forth in this Section 1.1 (in the definition of Intellectual Property).

“Transaction Fees” means all fees, costs and expenses incurred by the Company in connection with this Agreement or the consummation of the transactions contemplated hereby, including: (a) all brokers’, finders’ or investment bankers’ fees incurred by or on behalf of the Company in connection with the negotiation, preparation, execution and consummation of the transactions contemplated by this Agreement; (b) fees and expenses of legal counsel or other professional advisors incurred by or on behalf of the Company in connection with consummation of the transactions contemplated by this Agreement; (c) all transaction, change in control (single trigger), stay, transaction, retention, severance, termination or similar payments payable by the Company to employees solely as a result of the consummation of the transactions contemplated hereby (whether paid or provided for following the Closing Date), including payments payable under the Phantom Stock Plan (together with the employer’s portion of any payroll or other employment Taxes associated therewith, including, for the avoidance of doubt, any such payroll or other employment Taxes deferred pursuant to Section 2302 of the CARES Act). For the avoidance of doubt, no amounts covered under the definition of “Indebtedness” or included in Net Working Capital shall be considered to be Transaction Fees.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended.

“Unfunded Backlog” means the total price of a Government Contract minus the total amount funding currently allotted to such Government Contract.

“Unpaid Transaction Fees” means the amount of any Transaction Fees not paid as of the Effective Time.

“Working Capital Schedule” means the example calculation of Net Working Capital attached hereto as Schedule 1.1(a). For the avoidance of doubt, this calculation is for illustrative purposes only and shall not be binding on the parties hereto.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Affected Employee	5.1(a)
Agreement	Preamble
Balance Sheet	3.6
Balance Sheet Date	3.6
Buyer	Preamble
Buyer Plan	5.1(b)
Buyer Representatives	4.9
Closing	2.2(a)
Closing Balance Sheet	2.3(b)(i)
Closing Date	2.2(a)
Closing Statement	2.3(b)(i)
Company	Preamble
Company Securities	Recitals
Confidentiality Agreement	5.2
Contribution	Recitals
Conversion	Recitals
Covered Matter	7.10
Disclosure Schedule	Article III
Dispute Notice	2.3(b)(ii)
Disputed Item	2.3(b)(ii)
DFARS	3.28(x)
Effective Time	2.2(a)
Environmental Permits	3.17(a)
Escrow Account	2.2(b)(ii)(B)
Escrow Agent	2.2(b)(ii)(B)
Escrow Agreement	2.2(b)(ii)(B)
Estimated Closing Balance Sheet	2.3(a)
Estimated Closing Statement	2.3(a)
Estimated Purchase Price	2.3(a)
FARS	3.28(x)
Financial Statements	3.6
Independent Accountant	2.3(b)(ii)
Latest Balance Sheet	3.6

Term	Section
New LLC	Recitals
NISPOM	3.28(x)
OCI	3.28(x)
Material Contracts	3.12(a)
Post-Closing Representation	7.15
Purchase Price	2.1
PWC	1.1
Real Property Leases	3.10
Released Parties	7.16
Releasing Parties	7.16
Relevant Persons	3.16(b)
Resolution Period	2.3(b)(ii)
Seller Group	7.15
Seller Prepared Returns	5.4(a)(i)
Sellers’ Representatives	3.27
Solvent	4.7
Tax Allocation Schedule Methodology	5.4(g)(ii)
Tax Claim	5.4(e)
Transfer Taxes	5.4(d)
Unresolved Items	2.3(b)(ii)
Waiving Parties	7.15
WARN	5.1(d)

II.

SALE AND PURCHASE OF COMPANY SECURITIES

2.1 Sale and Purchase of Shares. Subject to the terms and conditions hereof, at the Closing, Newco shall sell, convey, transfer and deliver to Buyer, and Buyer shall purchase from Newco, all legal and beneficial right, title and interest in and to all Company Securities free and clear of all Liens for an aggregate purchase price equal to (a) Enterprise Value, plus (b) the Closing Company Cash, minus (c) the Closing Company Indebtedness, minus (d) the Closing Unpaid Transaction Fees, plus (e) the excess, if any, of the Closing Net Working Capital over the Target Net Working Capital, minus (vi) the amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital (the “Purchase Price”), subject to adjustment as set forth in Section 2.3.

2.2 Closing.

(a) The closing of the sale and purchase of the Company Securities (the “Closing”) shall take place remotely by the exchange of funds, documents and signatures (or their electronic counterparts), on the date hereof (the “Closing Date.”) The Closing shall be deemed effective as of 12:01 a.m. (Eastern time) on the day immediately after the Closing Date (the “Effective Time”).

(b) At the Closing:

(i) Seller Holders shall deliver, or cause the Company to deliver, to Buyer:

A. certificates representing all of the Company Securities, in each case, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps or, in the case of Shares that are not evidenced by certificates, evidence of transfer on the applicable share transfer register of the Company;

B. a counterpart signature page to the Escrow Agreement, duly executed by the Sellers;

C. the resignations of all officers and directors of the Company;

D. from Newco, a duly completed and executed IRS Form W-9 certifying that Newco is not (1) a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder or (2) subject to U.S. backup withholding;

E. a certificate of good standing of the Company (including as to New LLC) from the Company’s jurisdiction of organization and each jurisdiction in which the Company is qualified to do business as a foreign entity, dated as of a recent date;

F. reserved;

G. a copy of the resolutions or consents, as applicable, of (i) each of the Seller Holders, and (ii) the Company’s board of directors, in the case of each of the foregoing clauses (i) and (ii), approving this Agreement, the documents to be executed pursuant to this Agreement, and the transactions contemplated pursuant to this Agreement;

H. evidence reasonably satisfactory to Buyer that the Phantom Stock Plan has been terminated and all amounts relating to such plan have been paid out and fully settled in accordance with the terms of the Phantom Stock Plan and underlying award agreements, and a written acknowledgment of such payments from each participant in the Phantom Stock Plan;

I. evidence in form and substance reasonably acceptable to Buyer that the agreements set forth on Schedule 3.19 have been terminated or will be terminated as of the Closing;

J. non-competition, non-solicitation, and non-disparagement agreement, in form and substance reasonably acceptable to Buyer, executed by each of Thomas Casey Holt and Robert Garde;

K. confirmatory intellectual property assignments from all Persons (including employees) involved in developing material Intellectual Property on behalf of the Company, including Thomas Casey Holt, Robert Garde, Joseph Feula, Nicholas Daggett, Sean Pothier, Jared Desrosiers, Richard Douleh, Bradley Anastacio, each Seller, and the current employees in the Company’s engineering group;

L. a copy of the payoff letter in respect of each item of Indebtedness set forth on Schedule 2.2(b)(i)(L) indicating that, upon payment of the payoff amount specified in such payoff letter, all outstanding obligations of the Company arising under or related to the Indebtedness owed to the Persons thereunder shall be repaid and extinguished in full and that, upon receipt of such amount, such Persons shall release its Liens in the assets and properties of the Company, in each case in form and substance reasonably satisfactory to Buyer;

M. an amendment to the lease, substantially in the form of Exhibit B attached hereto, for the lease of the premises currently occupied by the Company;

N. offer letters, in form and substance reasonably acceptable to Buyer, executed by Thomas B. Colby;

O. confirmatory intellectual property assignment from Paul Ryan, in form and substance reasonably acceptable to Buyer, executed by Paul Ryan;

P. an amendment to the employment agreements of each of Thomas Casey Holt and Robert Garde, in form and substance reasonably acceptable to buyer, executed by each of Casey Holt and Robert Garde; and

Q. valid and executed copies of each agreement, document, instrument, form and/or certificate executed or delivered in connection with the Reorganization, including the agreements and the other documents evidencing the Contribution, the QSub Election and the conversion to a New LLC, and any documents evidencing the filings of any forms with the IRS and applicable state taxing authorities.

(ii) Buyer shall deliver, or cause to be delivered:

A. to Newco, by wire transfer of immediately available funds to accounts designated at least two Business Days prior to the Closing Date by Newco, an amount equal to the Estimated Purchase Price minus the Adjustment Escrow Amount;

B. to Citibank, N.A., as escrow agent of the parties hereto (the “Escrow Agent”), of the Adjustment Escrow Amount, for deposit into an escrow account (the “Escrow Account”) established pursuant to the terms of an escrow agreement, dated as of the Closing Date, among the Escrow Agent, Buyer and Sellers, in the form attached as Exhibit A hereto (the “Escrow Agreement”), by wire transfer of immediately available funds to an account or accounts designated by the Escrow Agent, by written notice to Buyer and Sellers, which notice shall be delivered at least two Business Days prior to the Closing Date;

C. a counterpart signature page to the Escrow Agreement, duly executed by a duly authorized officer of Buyer; and

D. to the parties designated by Sellers, the amounts set forth on the Estimated Closing Balance Sheet to satisfy the Closing Indebtedness and Closing Unpaid Transaction Fees.

2.3 Purchase Price Adjustment.

(a) Pre-Closing Adjustment. Not less than five (5) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a statement (the “Estimated Closing Statement”) containing an estimated balance sheet of the Company as of the Effective Time (the “Estimated Closing Balance Sheet”) and good faith estimates or calculations, as applicable, in reasonable detail, of (i) Closing Company Cash, (ii) Closing Company Indebtedness, (iii) Closing Unpaid Transaction Fees, (iv) Closing Net Working Capital derived from the Estimated Closing Balance Sheet and (v) the Purchase Price pursuant to Section 2.1 based on the amounts described in clauses (i) through (iv) of this Section 2.3(a) (the “Estimated Purchase Price”). The Estimated Closing Statement shall be prepared in accordance with the Accounting Methodologies and the provisions of this Agreement.

(b) Post-Closing Adjustment.

(i) As promptly as reasonably practicable, but no later than 90 days following the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Closing Statement”) containing an unaudited balance sheet of the Company as of the Effective Time (the “Closing Balance Sheet”) and calculations, in reasonable detail, of (i) Closing Company Cash, (ii) Closing Company Indebtedness, (iii) Closing Unpaid Transaction Fees, (iv) Closing Net Working Capital derived from the Closing Balance Sheet, and (v) the Purchase Price pursuant to Section 2.1 based on the amounts described in clauses (i) through (iv) of this Section 2.3(b)(i) (the “Final Purchase Price”). The Closing Statement shall be prepared in accordance with the Accounting Methodologies and the provisions of this Agreement.

(ii) In the event Sellers have any objections to all or any portion of the Closing Statement, Sellers shall, within 30 days of Sellers’ receipt of the Closing Statement, deliver to Buyer a written notice (a “Dispute Notice”) specifying in reasonable detail each item or amount that Sellers disputes (each, a “Disputed Item”), the amount in dispute for each Disputed Item and the reasons supporting Sellers’ positions. Sellers shall be deemed to have agreed with all other items and amounts contained in the Closing Statement delivered pursuant to Section 2.3(b)(i) other than the Disputed Items. During the 30 days immediately following Buyer’s receipt of a Dispute Notice (the “Resolution Period”), Buyer and Sellers shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Dispute Notice. If Sellers and Buyer reach agreement with respect to any such Disputed Items, Buyer shall promptly revise the Closing Statement to reflect such agreement. If Buyer and Sellers are unable to resolve all of the Disputed Items during the Resolution Period, then Buyer and Sellers shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to Grant Thornton, LLP (the “Independent Accountant”) for resolution in accordance with the terms of this Section 2.3(b). The Independent Accountant shall act as an accounting expert to determine, based solely on presentations by Buyer and Sellers and not by independent review, only the Unresolved Items still in dispute and shall be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement. Buyer and Sellers shall use their reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within 30 days after such items are submitted for review. The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 2.3(b) and the Accounting Methodologies and the sample calculation of Net Working Capital attached in Schedule 1.1(a), and in no event shall the Independent Accountant’s determination of any of the Unresolved Items be for an amount that is outside the range of Buyer’s and Sellers’ disagreement for such Unresolved Item. Each party shall use its reasonable best efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may reasonably request and shall be afforded an opportunity to discuss the Unresolved Items with the Independent Accountant at such hearing as the Independent Accountant shall request or permit. The determination of the Independent Accountant shall be final, binding and conclusive upon Buyer and Sellers absent manifest error, and Buyer shall promptly revise the Closing Statement to reflect such determination upon receipt thereof. The fees, expenses and costs of the Independent Accountant shall be borne by Buyer and Sellers in the same proportion as the aggregate amount of the Unresolved Items that is unsuccessfully disputed by each (as determined by the Independent Accountant) bears to the total amount of the Unresolved

Items submitted to the Independent Accountant. For example, if the total amount of the Unresolved Items submitted to the Independent Accountant for resolution in accordance with the terms of this Section 2.3(b) is $1,000, (y) the aggregate amount of the Unresolved Items resolved by the Independent Accountant in favor of Sellers is $600 and the total amount of fees, expenses and costs of the Independent Accountant in connection with such dispute is $100, then Buyer shall bear $60 of such amount and Sellers shall bear $40 of such amount. The Federal Rules of Evidence Rule 408 shall apply with respect to any communications and other correspondence during the 30-day period after the Buyer’s delivery of the Closing Statement to Sellers and any subsequent communications related thereto or any applicable related Dispute Notice.

(iii) Each party shall use its reasonable best efforts to provide promptly to the other party all information and reasonable access to employees and representatives as such other party shall reasonably request in connection with review of the Estimated Closing Statement or the Closing Statement, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices (subject to each party and its representatives entering into any customary undertakings required by the other party’s accountants in connection herewith), and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the Closing Statement.

(iv) Within five Business Days after the Closing Statement and Final Purchase Price is finalized pursuant to this Section 2.3(b), (i) if an Excess Amount exists, (A) the Excess Amount shall be paid out of the Escrow Funds in the Escrow Account (and Buyer and Sellers shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse such amount promptly from the Escrow Funds in the Escrow Account by wire transfer of immediately available funds to one or more accounts designated by Buyer), (B) Buyer and Sellers shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to promptly disburse the remainder (if any) of the then-remaining Escrow Funds in the Escrow Account by wire transfer of immediately available funds to one or more accounts designated by Sellers, (C) in the event that the Excess Amount exceeds the amount of the Escrow Funds, the Sellers shall pay (severally and jointly) to Buyer the amount of such deficit by wire transfer of immediately available funds to one or more accounts designated by Buyer; or (ii) if a Shortfall Amount exists, (A) Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to promptly disburse the Escrow Funds in the Escrow Account by wire transfer of immediately available funds to one or more accounts designated by Seller; and (B) Buyer shall pay, or cause the Company to pay, the Shortfall Amount, to Sellers by wire transfer of immediately available funds to one or more accounts designated by Sellers. Any amount to be paid by Buyer to Sellers, or by Sellers to Buyer, as applicable, pursuant to this Section 2.3(b) shall be paid by wire transfer of immediately available funds to an account designated by the receiving party and treated as an adjustment to the Purchase Price for tax reporting purposes.

2.4 Escrow Arrangements. The Escrow Funds shall be held, invested and distributed in accordance with the terms of the Escrow Agreement.

2.5 Withholding. The Buyer and the Company will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of Purchase Price and releases of amounts held in Escrow) such amounts as the Buyer or the Company (or any Affiliate thereof) shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of Applicable Laws. To the extent that amounts are so withheld by the Buyer or the Company, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made. Notwithstanding anything herein to the contrary, to the extent that any amount payable in connection with this Agreement to any employee of the Company constitutes “wages”, such amount shall be deposited in the payroll account of the Company, and the amounts due to each such employee (net of any applicable withholding) shall be paid to such employee pursuant to the next scheduled payroll of the Company thereafter, and all applicable withholding Taxes and employment Taxes shall be properly and timely remitted by the Company to the applicable Governmental Entity.

III.

REPRESENTATIONS AND WARRANTIES OF SELLER HOLDERS.

Except as set forth on the disclosure schedule delivered by Seller Holders to Buyer simultaneously with the execution of this Agreement (the “Disclosure Schedule”), Seller Holders represent and warrant to Buyer as follows:

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as now conducted. The Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties, requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

3.2 Authorization of Agreement. Seller Holders have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Sellers Holders has been duly authorized and approved by all requisite corporate or other action of Sellers Holders. This Agreement has been duly and validly executed and delivered by Sellers and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligations of Seller Holders, enforceable against Sellers Holders in accordance with its and their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

3.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 3.3(a), neither the consummation of the transactions contemplated hereby nor compliance by Seller Holders or the Company with any of the provisions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the organizational documents of Seller Holders or the Company; (ii) any Material Contract or material Permit to which Seller Holders or the Company is a party or by which any of the material properties or assets of Seller Holders or the Company are bound; (iii) any material Order of any Governmental Entity applicable to Seller Holders or the Company, or by which any of the material properties or assets of Seller Holders or the Company are bound; or (iv) any applicable Law, except in the case of clauses (i) and (iv) where such conflict, violation, default or right of termination or cancellation would not be material.

(b) Except as set forth on Schedule 3.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of Seller Holders or the Company in connection with the execution and delivery of this Agreement or the compliance by Seller Holders or the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, waiver, approval, Order, Permit, authorization or notice would not be material.

3.4 Capitalization.

(a) The capital stock of Newco consists of 100,000 authorized shares of common stock of the Company, of which 20,000 of such shares are issued and outstanding. All of the issued and outstanding Company Securities are owned by Newco and duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever, obligating the Company to, issue, transfer, deliver, sell, purchase, return or redeem, or cause to be issued, transferred, delivered, sold, purchased, returned or redeemed, any capital stock or other securities of the Company.

(b) 6,795 phantom stock units have been issued under the Phantom Stock Plan, of which 5,672.2 are vested as of the date hereof and 1,122.8 of which will accelerate and vest as a result of the transactions contemplated by this Agreement.

3.5 Subsidiaries. The Company does not have any Subsidiaries. The Company does not directly or indirectly own any equity, joint venture or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any other Person.

3.6 Financial Statements. Seller Holders have made available to Buyer copies of the reviewed balance sheets of the Company as at December 31, 2019 and December 31, 2020 and the related reviewed statements of income and of cash flows of the Company for the years then ended (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”) and the unaudited balance sheet of the Company at September 30, 2021 (the “Latest Balance Sheet”) and the related unaudited statements of income and of cash flows of the Company for the (9)-month period then ended. Except as set forth in the notes thereto or as disclosed in Schedule 3.6, each of the Financial Statements has been prepared in accordance with GAAP consistently applied and presents fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein; provided, that the unaudited Financial Statements do not contain notes or other presentation items and are subject to normal year-end audit adjustments.

For purposes hereof, the balance sheet of the Company as at December 31, 2020 is referred to as the “Balance Sheet” and December 31, 2020 is referred to as the “Balance Sheet Date”.

3.7 No Undisclosed Liabilities. As of the date hereof, except as set forth on Schedule 3.7, the Company does not have any Liabilities of any kind (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due, and regardless of when or by whom asserted) that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, reserved against or described, other than (a) Liabilities incurred in the ordinary course of business after the Balance Sheet Date, (b) Liabilities incurred in connection with the transactions contemplated hereby, (c) Liabilities reflected on or reserved against in the Financial Statements and (d) Liabilities for fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

3.8 Absence of Certain Developments. Except as contemplated by this Agreement or as set forth on Schedule 3.8, since the Balance Sheet Date, the Company has not:

(a) conducted its business out of the ordinary course of business;

(b) caused any event, change, occurrence or circumstance that has had a Material Adverse Effect;

(c) sold, assigned, transferred, licensed, or otherwise disposed of or abandoned or allowed to lapse any Owned Intellectual Property (other than nonexclusive licenses granted by the Company in the ordinary course of business);

(d) had any change in the assets, liabilities, financial condition, prospects or operations of the Company from that reflected in the Company’s financial statements for the period ended December 31, 2020, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a Material Adverse Effect and none of which relates to breach of contract, breach of warranty, tort, infringement, misappropriation, violation of Law or any Proceeding;

(e) entered into any Material Contract or had any acceleration, termination, amendment, modification, waiver or change in any Material Contract;

(f) discharged or satisfied any material Lien or paid any material liability, other than current liabilities paid in the ordinary course of business;

(g) mortgaged, pledged or subjected to or allowed to exist any Lien on any of the Company’s assets, except for Permitted Liens or Liens that have been or will be released on or prior to the Closing;

(h) sold, assigned, leased, transferred or otherwise disposed of any of its tangible assets, except in the ordinary course of business, or canceled without fair consideration any debts or claims owing to or held by it;

(i) granted any increase in wages, salary or bonus or otherwise increased the compensation, in excess of $50,000 in the aggregate, payable to any director, officer, employee, consultant, advisor, individual service provider or agent employed or engaged in connection with or rendering services (except wage or salary increases required by any existing Material Contracts), (ii) materially changed the terms of employment for any employee, (iii) terminated the employment or accepted the resignation of any employee outside of the ordinary course of business, or (iv) taken any action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(j) entered into any agreement with any Person, which, in the event of a sale or other transfer of any of the Company’s assets, would give rise to an obligation of the Company and/or any of its Affiliates to pay to such Person a severance payment, change of control payment, retention bonus, transaction bonus, similar payment or other consideration of any nature whatsoever;

(k) entered into, established, amended, terminated, made any contribution to, granted any increase in the benefits provided under or became bound by any Benefit Plan or arrangement or any collective bargaining agreement or relationship;

(l) effectuated any reduction in force, early retirement program, or other voluntary or involuntary employment termination program, or otherwise implemented any employee layoff, in each case, not in compliance with the WARN Act;

(m) made any capital expenditures or commitments therefor in excess of $50,000 in any individual instance or $250,000 in the aggregate;

(n) borrowed any money or issued or exchanged any notes or other evidences of any indebtedness for borrowed money or incurred or become subject to any material liability or obligation, except for liabilities under Contracts entered into in the ordinary course of business;

(o) made any loans or advances to, or guarantees for the benefit of, any Person;

(p) delayed or postponed the payment of any accounts payable and other material liabilities; accelerated or accepted the prepayment of any notes payable to the Company; or accelerated the payment of or accepted the prepayment of accounts receivable, in each case, other than in the ordinary course of business;

(q) changed conduct related to cash management customs and practices (including with respect to maintenance of working capital balances, collection of accounts receivable, payment of accounts payable, accrued liabilities and other liabilities and pricing and credit policies, or the sale, securitization, factoring or transfer of any accounts receivable);

(r) accelerated the delivery or sale of products, services, offered discounts or price protections on the sale of products or services, delayed or cancelled the purchase of products, services, or Inventory, or paid premiums on the purchase of products or services, in each case, outside the ordinary course of business;

(s) waived any rights of material value, whether or not in the ordinary course of business, or settled or compromised any material Proceeding;

(t) instituted any Proceeding for an amount involving in excess of $25,000 in the aggregate or involving equitable or injunctive relief;

(u) suffered any damage, destruction, theft or casualty loss to its tangible assets in excess of $50,000, whether or not covered by insurance;

(v) materially diminished, increased or terminated any material promotional program;

(w) entered into a new line of business or abandoned or discontinued any existing line of business;

(x) written down the value of any assets or Inventory or written off any notes or accounts receivable, in each case, other than for which reserves or accruals have been established in the Latest Balance Sheet or otherwise outside of the ordinary course of business;

(y) entered into, modified or terminated any purchase orders outside the ordinary course of business;

(z) made, changed or revoked any election, changed any accounting period, adopted or changed any method of accounting, filed any amended Tax Return, entered into any agreement (including a closing agreement) with any Governmental Entity, settled any claim or assessment, surrendered any right to claim a Tax refund, or consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, relating to the filing of any Tax Return or the payment of any Tax;

(aa) entered into any Contract or other agreement to do any of the foregoing; or

(bb) experienced, and to the Sellers’ Knowledge there are not any facts that would give rise to, any business interruptions or Losses arising out of, resulting from or related to COVID-19 or COVID-19 Measures, whether directly or indirectly, including, but not limited to (i) disruptions to the Company’s supply chain, (ii) the failure of the Company’s suppliers to timely manufacture, ship or deliver raw materials and goods, (iii) the failure of the Company’s agents and service providers to timely perform services, (iv) labor shortages, (v) reductions in customer demand, (vi) any claim of force majeure by the Company or a counterparty to any Contract to which the Company is a party, (vii) any default under a Contract to which the Company is a party, (viii) non-fulfillment of customer orders, (ix) restrictions on the Company’s operations, (x) reduced hours of operations or reduced aggregate labor hours, (xi) restrictions on uses of the Leased Property, (xii) any manager, director, officer, employee or agent of the Company contracting COVID-19 and (xiii) the failure to comply with any COVID-19 Measures.

3.9 Taxes. Except as set forth on Schedule 3.9(a):

(a) The Company has timely filed (or has had timely filed on its behalf) all Tax Returns required to be filed by or with respect to it (taking into account for this purpose any extensions), and all Taxes required to be paid by it have either been paid by it or are reflected in accordance with GAAP as a reserve for Taxes on the most recent Financial Statements, except to the extent to which such failure to file or failure to pay would not have a Material Adverse Effect. All such Tax Returns were true, complete and correct in all material respects.

(b) All material Taxes required to be withheld by the Company have been withheld and, to the extent required, have been timely paid to the proper Taxing Authority in accordance with all applicable Laws.

(c) The Company (i) is not a party to or bound by any Tax allocation, sharing or indemnity agreement or arrangement (other than any such agreement or arrangement entered into in the ordinary course of business the principal purpose of which is not to allocate or share liability for Taxes) or any closing agreement with respect to Taxes, and (ii) has no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the payment, collection, imposition or assessment of any Taxes. The Company is not liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws), or otherwise.

(d) There are (i) no claims, deficiencies or assessments of Taxes asserted or, to the Sellers’ Knowledge, threatened in writing or otherwise by any Taxing Authority with respect to the Company, and (ii) no ongoing audits or examinations of or any other legal Proceeding with respect to any Taxes or Tax Returns relating to the Company and no such audit or examination or legal Proceeding is threatened in writing or, to the Sellers’ Knowledge, otherwise.

(e) There are no Tax Liens upon any property or assets of the Company, except for Permitted Liens.

(f) The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or foreign Law).

(g) The Company has never been a member of any Affiliated Group.

(h) Neither the Seller Holders nor the Company has received in the past five (5) years a written notice from any Governmental Entity that the Company is required to pay Taxes or file Tax Returns in a jurisdiction in which the Company does not file Tax Returns or pay Taxes. The Company has not commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(i) Neither the Seller Holders nor the Company has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or other request pending with any Governmental Entity that relates to the Taxes or Tax Returns of the Company. No power of attorney granted by the Company with respect to any Taxes is currently in force.

(j) The Company has not been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(k) The Company is not subject to a material Tax holiday or Tax incentive or grant in any jurisdiction that based on applicable Law could be subject to recapture at or following the Closing.

(l) Except for shares of the Company stock for which a valid and timely election has been made under Code Section 83(b), as of the Closing Date, no outstanding share of the Company stock is subject to a “substantial risk of forfeiture” for purposes of Code Section 83.

(m) At all times since its formation, Newco has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any similar provision of state or local Laws). At all times since January 1, 2018, and prior to the Contribution, the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and the corresponding provisions of the Tax Laws of the states and local jurisdictions in which the Company has been and is required to file Tax Returns. No event has occurred (or fact has existed) prior to the Contribution that would preclude the Company from initially qualifying as an S corporation under Code Section 1361(a) or which would terminate the Company’s S corporation status (other than the transaction contemplated by this Agreement). No Governmental Entity has challenged the effectiveness of any of these elections.

(n) At all times since the Contribution and prior to the Conversion, the Company was a validly electing qualified subchapter S subsidiary within the meaning of Code Section 1361. At all times since the Conversion, the Company has been a wholly owned limited liability company which is classified as a disregarded entity for federal Income Tax purposes and no election has been made (or is pending) to change such treatment.

(o) The Company has not incurred any liability for Income Taxes under Code Section 1374 (or any similar provision of any state’s or other jurisdiction’s applicable Laws) on the disposition or sale of any asset of the Company (whether actual or deemed). The Company has not incurred (and has no potential for) any liability for Income Taxes in any state or other jurisdiction on the sale or other disposition of any asset of the Company (whether actual or deemed). The Company has no liability for Taxes under Code Section 1363(d) that is payable after the Closing Date. The Company has not made an election under Code Section 444.

(p) The Company is not required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing; (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts paid or received on or prior to the Closing Date or any deferred revenue realized on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity on or prior to the Closing Date; or (vi) an election under Code Section 965(h). The Company does not own an interest in any Flow-Thru Entity. The Company does not use the cash method of accounting for Income Tax purposes.

(q) The Company duly elected to treat THM as a “qualified Subchapter S subsidiary” pursuant to the Code Section 1361(b)(3)(B) and the laws of each state and other jurisdiction in which THM conducts business or could otherwise be subject to Income Taxes. Each of these elections was initially effective as of April 3, 2018 and was effective at all times prior to the sale of THM. Except for the Company’s sale of THM, no event had occurred (or fact existed) prior to the sale of THM that would preclude THM from initially qualifying as a “qualified Subchapter S subsidiary” or which would terminate THM’s “qualified Subchapter S subsidiary” status. No Governmental Entity has challenged the effectiveness of any of these elections.

3.10 Real Property. The Company does not own any real property. Schedule 3.10 sets forth a complete list, as of the date hereof, of all leases of real property by the Company (collectively, the “Real Property Leases”). The Real Property Leases constitute all of the real property necessary or desirable for the conduct of the Business as currently conducted and as currently proposed to be conducted. The Company has delivered to Buyer correct and complete copies of the Leases set forth on Schedule 3.10, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto. In the case of any oral Lease, the Company has delivered to Buyer a true and correct written summary of the material terms of such Lease. With respect to each Lease set forth or required to be set forth on Schedule 3.10, except as set forth on Schedule 3.10: (i) the Lease is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereunder, and no consent by any party to such lease is required in order to consummate the transactions contemplated hereunder; (ii) the Company is not, and, to the Sellers’ Knowledge, no other party to any such lease is, in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder; (iii) the Company’s possession and quiet enjoyment of the Real Property Leases under such lease has not been disturbed; (iv) no security deposit or portion thereof deposited with respect to such lease has been applied in respect of a breach or default under such lease which has not been redeposited in full; (v) the Company does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such lease; (vi) except for Keuka PMC, LLC, the other party to such lease is not an Affiliate of, and otherwise does not have an economic interest in the Company; (vii) there are no material disputes as to the lease; (viii) the Company has not assigned, licensed, transferred, conveyed, mortgaged, deeded in trust or encumbered or become subject to a Lien on any interest in the leasehold, subleasehold or similar estate; (ix) all facilities leased, subleased or licensed thereunder have received all material approvals of Governmental Entities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained, in all material respects, in accordance with applicable Laws; (x) the possession and quiet enjoyment of the Real Property Leases under such lease has not been disturbed and there are no disputes with respect to such Lease (including as a result of COVID-19 or COVID-19 Measures); (xi) there are no Liens affecting the real property interests held by the owner of any Real Property Leases leased to the Company pursuant to a lease; and (xii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Real Property Leases or any portion thereof. To the Sellers’ Knowledge, no portion of the Real Property Leases is subject to any pending condemnation or eminent domain proceeding and, to the Company’s Knowledge no such proceeding has been threatened. No Real Property Leases or improvements have suffered damage by fire or other casualty loss during the period the Company leased such Real Property Leases, which has not heretofore been completely repaired and restored to its original condition. Except as set forth in Schedule 3.10, the material components of all improvements and mechanical and utility systems, including the roofs and structural elements of any buildings or structures and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water and parking systems and facilities serving the buildings and other improvements on all Real Property Leases, are in good working condition and order (ordinary wear and tear excepted) and free from material structural or other material defects, adequate for the operation of such buildings and improvements for the purposes for which they are presently being used and the operation of the business of the Company. Each Real Property Lease has unlimited access to and from publicly dedicated streets and is supplied with utilities and other services adequate for the Company’s operation of the business of the Company at said Real Property Leases and such utilities and services are in good repair and working order sufficient for operation of the business of the Company in the ordinary course of business.

3.11 Intellectual Property; Data Privacy.

(a) Schedule 3.11(a) sets forth a complete and accurate list of all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, and pending applications for registration of Copyrights that are Owned Intellectual Property and all material unregistered Marks that are Owned Intellectual Property, including, for each item, (i) the record owner of such item, (ii) the jurisdiction in which such item has been issued or registered or is pending and (iii) the issuance, registration or application number and date of such item, as applicable, and (iv) and any action, filing and payment that must be taken or made within six (6) months after the Closing with respect to the foregoing. There is no Software that is Owned Intellectual Property. All of the Owned Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by any Governmental Entity, quasi-governmental authority, or registrar has been maintained effective by the filing of all necessary filings, maintenance, and renewals, and timely payment of requisite fees. No loss or expiration of any Owned Intellectual Property is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms, and not as a result of any act or omission by the Company (including failure by the Company to pay any required maintenance fees).

(b) The Company owns all right, title, and interest in, or has a valid and enforceable written license or other permission to use, all Company Intellectual Property. The Company is the sole and exclusive owner of all Owned Intellectual Property, free and clear of all Liens other than Permitted Liens. All Owned Intellectual Property is valid, subsisting, and enforceable.

(c) The Company, and the former and current conduct of the business of the Company and the products and services thereof, including the manufacture, making, use, offer for sale, sale, licensing, distribution, importation, and other commercial exploitation of such products and services and the Company Intellectual Property have not infringed, misappropriated, or otherwise violated, and do not infringe, misappropriate, or otherwise violate, any Intellectual Property rights or rights of publicity of any Person. The Company is not the subject of any pending legal proceeding that either alleges a claim of infringement, misappropriation, or other violation of any Intellectual Property or rights of publicity of any Person, or challenges the ownership, use, patenting, registration, validity, or enforceability of any Owned Intellectual Property, and no such claims have been asserted or threatened against the Company. No Person has notified the Company that any of such Person’s Intellectual Property rights or rights of publicity are infringed, misappropriated, or violated by the Company or that the Company requires a license to any of such Person’s Intellectual Property rights.

(d) To the Sellers’ Knowledge, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Owned Intellectual Property. No written or oral claims alleging any infringement, misappropriation, or other violation have been made against any Person by the Company.

(e) The Company has taken all necessary action to maintain and protect all of the Company Intellectual Property. The Company has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets and other confidential information that is Owned Intellectual Property and any confidential information owned by any Person to whom the Company has a confidentiality obligation. No such Trade Secrets or confidential information have been disclosed by the Company to any Person other than pursuant to a written agreement restricting the disclosure and use of such Trade Secrets and confidential information by such Person. No Person is in violation of any such confidentiality agreements.

(f) No Person (including current and former founders, employees, contractors, and consultants of the Company) has any right, title, or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property. Except as set forth on Schedule 3.11(f), all Persons who have created any portion of, or otherwise would have any rights in or to, any Intellectual Property for or on behalf of the Company have executed valid and enforceable written assignments of such Intellectual Property and waivers of all moral rights to the Company, and Seller Holders have delivered true and complete copies of such assignments to Buyer. To the Sellers’ Knowledge, no Person is in violation of any such assignment agreements.

(g) No funding, facilities, or personnel of any Governmental Entity or any university or other educational institution or research organization has been used in connection with the development of any Owned Intellectual Property and the Company and its predecessors have not participated in any standards setting organization. No Governmental Entity, university or other educational institution, research organization or standards setting organization has any right, title or interest in or to any Owned Intellectual Property.

(h) All IT Systems are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups, and disaster recovery arrangements in place and hardware and Software capacity, support, maintenance, and trained personnel which are sufficient in all material respects for the current and currently anticipated future needs of the business of the Company. The Company has disaster recovery, data back-up, and security plans and procedures and has taken reasonable steps consistent with industry standards for similarly situated businesses to safeguard the availability, security, and integrity of the Company IT Assets and all data and information stored thereon, including from unauthorized access and infection by any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (ii) virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data; and (iii) similar programs. The Company has maintained in the ordinary course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the Company IT Assets. The Company IT Assets have not suffered any material failure at any time.

(i) The Company is in possession of all documentation and other materials relating to the Software used in the business of the Company that is reasonably necessary for the use, maintenance, enhancement, development, and other exploitation of such Software as used in, or currently under development for, the business of the Company, including installation and user documentation, engineering specifications, flow charts, programmers’ notes, and know-how.

(j) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any Company Intellectual Property. Immediately subsequent to the Closing, the Company Intellectual Property will be owned or available for use by the Company on terms and conditions identical to those under which the Company owns or uses the Company Intellectual Property immediately prior to the Closing, without payment of additional fees.

(k) Except as set forth in Schedule 3.11(k), the Company is and within the past 5 years has been in compliance in all material respects with all applicable Privacy and Security Requirements. The Company, and to the Sellers’ Knowledge any third-party Processing Protected Data or managing technology that houses Protected Data on behalf of the Company, has not experienced any Security Breaches, and the Company is not aware of any notices or complaints from any Person regarding such a Security Breach. The Company has not received any notices or complaints from any Person regarding the unauthorized Processing of Protected Data or non-compliance with applicable Privacy and Security Requirements.

(l) The Company has valid and legal rights to Process all Protected Data that is Processed by or on behalf of the Company in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements. The Company has implemented, and has required all third parties that receive Protected Data from or on behalf of Company to implement, reasonable physical, technical and administrative safeguards consistent with industry standards for similarly situated businesses that are designed to protect Protected Data from unauthorized access by any Person, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

(m) Neither the Company, nor any applicably IT Assets or Protected Data, were impacted or compromised by the cyberattack on Kaseya Limited that occurred in July 2021 the (“Kaseya Incident”). The Company has, and applicable Persons that provide services to the Company have, implemented measures to protect applicable IT Assets and Protected Data from the effects of the Kaseya Incident, including but not limited to having had deployed the Sophos anti-malware and end-point detection and response solution for a period of twelve (12) months prior to the Closing Date. The Company has, and applicable Persons that provide services to the Company have, performed testing, including but not limited to a compromise assessment, and completed any maintenance, upgrades, installations, including to the extent not already implemented, administrative level password rotations and enabling multifactor authentication on all administrative IT Assets, to ensure that the Kaseya Incident did not cause an intrusion into, or compromise of, such IT Assets and Protected Data.

3.12 Material Contracts.

(a) Schedule 3.12(a) sets forth all of the following Contracts to which the Company is a party or by which it is bound, as of the date hereof, other than (x) Contracts in connection with the transactions contemplated by this Agreement, (y) purchase orders or statement of works entered into in the ordinary course of business and (z) Contracts which can be terminated by the Company, without penalty, upon notice of 90 days or less (collectively, the “Material Contracts”):

(i) any Contract for the sale of any assets of the Company, other than in the ordinary course of business, for consideration in excess of $100,000;

(ii) any Contract relating to an acquisition by the Company of an operating business or the capital stock of any other Person;

(iii) any Contract relating to the incurrence of Indebtedness, the making of any loan or the imposition of a Lien other than a Permitted Lien on the material assets of the Company;

(iv) any Contract with respect to the lending of funds by the Company to other Persons;

(v) any nondisclosure or confidentiality agreements entered outside of the ordinary course of business;

(vi) except for the leases set forth on Schedule 3.10, any lease or Contract under which the Company is lessee of or holds or operates any property, real or personal, owned or controlled by any third party;

(vii) any Contract relating to the distribution, marketing, sale, advertising or promotion of products or services;

(viii) any contract with any Governmental Entity;

(ix) any warranty agreement with respect to products sold or services rendered;

(x) any settlement, conciliation or similar Contract with any Governmental Entity;

(xi) any Contract or group of related Contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by the Company upon 30 days’ or less notice without penalty or involving more than $50,000 (other than purchase orders in the ordinary course of business);

(xii) any Contract that includes or constitutes a power of attorney;

(xiii) any Contract, other than a Company Benefit Plan, in which the Company paid an amount in cash, goods, services or materials of $200,000 or more during the 2020 calendar year;

(xiv) any Contract, other than a Company Benefit Plan, in which the Company received, an amount in cash, goods, services or materials of $200,000 or more during the 2020 calendar year;

(xv) any employment, individual independent contractor, or individual consulting Contract providing for base annual compensation or annual fees in excess of $100,000;

(xvi) any Contract providing for severance, transaction or retention bonus, change in control or other similar payments (whether in cash or otherwise) or arrangements for the benefit of the Company’s current or former directors, managers, officers, employees, or other service providers;

(xvii) any Contract (A) containing any covenant limiting in any material respect the right of any the Company to engage in any line of business, to compete with any Person in any line of business or to compete with any Person or the manner or locations in which any of them may engage, or (B) materially prohibiting or limiting the right of the Company to make, sell or distribute any products or services;

(xviii) any Contract for joint ventures, strategic alliances, or partnerships;

(xix) any collective bargaining agreement or other Contract with any labor union or labor organization;

(xx) any staffing or employee leasing Contract or similar Contract for the provision of temporary labor;

(xxi) any Contract relating to the development, ownership, use, registration, or enforcement of, or exercise of any rights under, any Intellectual Property, provided that (1) licenses of commercially available off-the-shelf Software having a replacement cost of less than $25,000 that is not incorporated in, linked to, distributed with or used to host or provide any Company product or service or Owned Software and (2) nonexclusive licenses granted by the Company to its customers in the ordinary course of business consistent with past practice in the form provided by the Seller Holders to Buyer shall not be required to be set forth in (but shall be deemed to be set forth in) this Section 3.12(a)(xii);

(xxii) any Contract (i) granting exclusive rights of any kind, (ii) granting any “most favored nation,” right of first offer or similar preferential rights to any Person or (iii) otherwise contemplating an exclusive or preferred relationship between the Company and any other Person;

(xxiii) all Tax sharing and similar Contracts the principal purpose of which is to allocate or share liability for Taxes or a closing agreement with respect to Taxes; and

(xxiv) any commitment to enter into any agreement described in this Section 3.12(a) or any amendment with respect to any such agreement.

(b) The Company is not in breach or default under any such Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect. To Sellers’ Knowledge, (i) each such Material Contract is a legal, valid and binding obligation of the Company and is in full force and effect (except to the extent subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles), (ii) as of the date hereof, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Material Contracts except for such breaches or defaults that would not have a Material Adverse Effect, and (iii) no party to any of the Material Contracts has exercised or threatened in writing to exercise any termination rights with respect to any such Material Contract. Copies of each of the Material Contracts listed on Schedule 3.12(a), together with the amendments thereto, have been made available to Buyer, except that any purchase orders or statements of work entered into pursuant to a master service Contract or similar master Contract have not been made available to Buyer; provided that, for the avoidance of doubt, each such master service Contract or similar master Contact that constitutes a Material Contract has been made available to Buyer.

3.13 Employee Benefit Plans.

(a) Schedule 3.13 lists all Company Benefit Plans. With respect to each Company Benefit Plan, Seller Holders have made available to Buyer complete and correct copies (as applicable) of: (i) the plan document, adoption agreement, any related trust agreements, insurance contracts or other funding vehicles and all amendments thereto; (ii) the most recent determination or opinion letter provided by a Governmental Entity and any currently pending application to a Governmental Entity for a determination letter; (iii) the most recent summary plan description and any summary of material modifications thereto or other written summary provided to participants thereof; (iv) the most recent annual report; (v) the three most recent non-discrimination testing results; and (vi) all material notices of or correspondence with any Governmental Entity issued to the Company relating to such Company Benefit Plan.

(b) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code or otherwise receive favorable Tax treatment under applicable foreign Tax Law, and the trust (if any) forming a part thereof, has been determined by the applicable Governmental Entity to be so qualified, such determination has not been revoked as of the date hereof and, to the Sellers’ Knowledge, there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or a change to, such determination or the imposition of any Liability, penalty or tax under ERISA or the Code .

(c) Each Company Benefit Plan has been established, maintained, operated, funded and accounted for in all material respects in accordance with its terms, applicable Law and any applicable collective bargaining agreements. Neither Seller Holders nor any of its Affiliates has engaged in any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan for which the Company would reasonably be expected to have any Liability. There have been no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan, and no reportable event, as defined in ERISA, has occurred in connection with any Company Benefit Plan. Neither the Company nor any of its ERISA Affiliates has any obligation to contribute to or any Liability (including current or potential withdrawal Liability) with respect to any plan subject to Title IV of ERISA or Section 412 or Section 430 of the Code (including, in each case, on account of being an ERISA Affiliate of any Person).

(d) Except as would not reasonably be expected to result in any Liability to the Company, during the last two years the Company has timely made all required contributions and paid all premiums in respect of all Company Benefit Plans. As of the date of this Agreement, all contributions, premiums, or payments required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) or will be made or properly accrued on the books and records of the Company.

(e) Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, and has not, within the preceding six years, maintained or sponsored any Company Benefit Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 or 430 of the Code or that is a defined benefit pension plan.

(f) Other than routine claims for benefits made in the ordinary course of business, there are no pending or, to the Sellers’ Knowledge, threatened Proceedings, litigation, claims, actions, demands, investigations, or other matters by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan for which the Company or any Company Benefit Plan would reasonably be expected to incur any Liability, nor to the Sellers’ Knowledge are there facts that could reasonably be expected to form the basis for any such Proceeding, litigation, claim, action, demand, investigation, or other matter. No Company Benefit Plan is presently under or subject to an audit or examination (nor has notice been received by Seller Holders or the Company of a potential audit or examination) by any Governmental Entity, whether domestic or foreign, that would reasonably be expected to result in any Liability.

(g) Neither the Company nor any of its ERISA Affiliates maintains, sponsors, contributes to or is obligated to contribute to, and has not, within the preceding six years, maintained, sponsored, contributed to or been obligated to contribute to, (i) a Multiemployer Plan, (ii) a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, or (iii) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). No Company Benefit Plan provides post-termination or retiree health or welfare benefits other than as required by Section 4980B of the Code.

(h) Except as set forth on Schedule 3.13(h), neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) (i) result in an increase in the amount of compensation or benefits, (ii) result in the acceleration of the vesting or timing of payment of any compensation or benefits payable, or any loan forgiveness to or in respect of any current or former employee, officer, director or independent contractor of the Company, or any increased or accelerated funding obligation with respect to any Company Benefit Plan, (iii) entitle any current or former employee, officer, consultant, independent contractor, or other service provider (or any dependents, spouses, or beneficiaries thereof) of the Company to payment of any benefits, compensation, severance, transaction payments, change in control payments or any other similar payment, or (iv) give rise to payments or benefits that would be nondeductible to the payor under Section 280G of the Code or that would result in an excise Tax on any recipient under Section 4999 of the Code.

(i) Each contract, arrangement, or plan of the Company that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any employee, officer, director, independent contractor, or other service provider for any excise taxes, interest, or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(j) Schedule 3.13(j) sets forth a true and complete list of all actions taken by the Company with respect to the Company Benefit Plans in response to COVID-19 or COVID-19 Measures. Except as set forth on Schedule 3.13(j), the Company has not made, and there are no facts that would reasonably be expected to give rise to, any changes to the Company Benefit Plans resulting from disruptions caused by the COVID-19 pandemic or COVID-19 Measures, nor are any such changes currently contemplated

3.14 Labor.

(a) The Company is not a party to any labor or collective bargaining agreement and no such agreement is currently being negotiated. Except as set forth on Schedule 3.14, there are no pending, and have not been within the last three years, any (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Sellers’ Knowledge, threatened against or involving the Company, (ii) unfair labor practice charges, grievances or complaints pending or, to the Sellers’ Knowledge, threatened by or on behalf of any employee or group of employees of the Company, or (iii) union organization campaigns in progress with respect to any of the Company’s employees. The Company is in compliance in all material respects with all applicable Laws governing the employment of labor.

(b) Schedule 3.14(b)(i), sets forth, for each employee of the Company, such employee’s name, employing entity, job title, location, 2020 and 2021 annual salary or hourly wage rate, most recent annual bonus and commissions received and current annual bonus opportunity, and status (as full-time or part-time, exempt or non-exempt under the Fair Labor Standards Act or similar Law, and active or a description of leave and date of return, if known). Schedule 3.14(b)(ii) separately sets forth, for each individual independent contractor engaged by or providing services to the Company, such contractor’s name and fee rate and the total fees paid to each independent contractor in 2020 and to-date in 2021. No executive or managerial employee has indicated to the Company that he or she intends to resign or retire as a result of the Transaction or otherwise.

(c) Except as set forth on Schedule 3.14(c), the Company is and has been for the last three years in compliance with all Laws relating to the employment of personnel and labor or the engagement of service providers, including, but not limited to, provisions thereof relating to wages and hours, overtime, classification of employees and independent contractors, equal opportunity, discrimination, sexual harassment (including any requirements to conduct sexual harassment trainings for its employees), immigration, work authorization, workers’ compensation, termination, compensation, benefits, child labor, collective bargaining, plant closures and mass layoffs, laws, regulations, and guidance related to COVID-19, the payment and withholding of Taxes, the maintenance and handling of personnel records and health and safety. No individual who has performed services for the Company has been improperly excluded from participation in any Company Benefit Plan, and the Company has no liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or as exempt or non-exempt under the Fair Labor Standards Act and similar state law.

(d) Except as set forth on Schedule 3.14(d), there are no Proceedings, litigation, claims, actions, demands, audits, investigations, or other matters that are outstanding, pending or, to the Sellers’ Knowledge, threatened against the Company, with respect to any of the matters referred to in Sections 3.14(a)-(c). No claims or allegations have been made against the Company, or any current or former manager, director, officer, employee or other agent thereof, for discrimination, sexual or other harassment, sexual misconduct or retaliation, nor, to the Sellers’ Knowledge, are any such claims threatened or pending nor is there any reasonable basis for such a claim. The Company has not entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by a manager, director, officer, employee or any other agent of the Company.

(e) The Company has paid in full or accrued in the Company’s books and records, (i) to all current, former, and temporary employees any wages, salaries, commissions, bonuses, benefits, compensation, overtime, cash outs of accrued unused vacation, paid time-off or other leave and severance and any other amounts due upon termination of employment that are due and payable; and (ii) to all independent contractors, consultants, and other service providers any fees for services that are due and payable. The Company does not have any liability as a joint employer with respect to any temporary employees leased or staffed through a third-party entity.

(f) The Company has not implemented any location closing prior to the date hereof that could constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of, triggered the notice requirements of, the relevant employment standards legislation. Schedule 3.14(f) sets forth a true and complete list of all actions taken by the Company with respect to the workforce in response to COVID-19, including any layoffs, furloughs, reduction in hours, changes in compensation and related matters.

3.15 Litigation. Except as set forth on Schedule 3.15, as of the date hereof, there are no Legal Proceedings pending or, to the Sellers’ Knowledge overtly threatened in writing against any the Company. The Company is not subject to or bound by any Order.

3.16 Compliance with Laws; Permits. Except as set forth on Schedule 3.16:

(a) (i) The Company is and has in the past 5 years been not in violation of any applicable Law and COVID-19 Measures (other than Laws that are exclusively covered by other Sections of this Article III such as Section 3.17) and (ii) for the past 5 years, the Company has not received any written notice of any violation of any applicable Law (other than Laws that are exclusively covered by other Sections of this Article III such as Section 3.17), except, in each case for such violations which would not be material.

(b) None of the Company nor its officers, directors, employees, agents, distributors, and other individuals or entities acting for or on behalf of the business of the Company (collectively, the (“Relevant Persons”) or in the past five (5) years have directly or indirectly violated or taken any act in furtherance of violating any provision of the FCPA, the U.K. Bribery Act 2010, or any other Anti-Bribery/Anti-Corruption Laws or regulations applicable to the Company. No Relevant Persons is a foreign official within the meaning of the FCPA.

(c) The Relevant Persons have not directly or indirectly taken any act in violation of applicable Law in furtherance of any donation, payment, gift, bribe, rebate, loan, payoff, kickback, or any other transfer of value, or offer, promise, or authorization thereof, to any individual or entity, including any

Government Official, for the purpose of: (i) improperly influencing or inducing such individual or entity to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such individual or entity to influence improperly his or her or its employer, public or private, or any Governmental Entity, to affect an act or decision of such employer or Governmental Entity, including to assist any individual or entity in obtaining or retaining business; or (iii) securing any improper advantage (e.g., to obtain a tax rate lower than allowed by applicable law), except, in each case, as would not reasonably be expected to be material.

(d) To the Sellers’ Knowledge, in connection with or relating to the business of the Company, neither the Company nor Relevant Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding any offense or alleged offense under any Anti-Bribery/Anti-Corruption Laws and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings. In the past five (5) years, no Company has received written (or, to the Seller’s Knowledge, oral) notification or communication from any Governmental Entity asserting that the Company is not in compliance with, or has violated Anti-Bribery/Anti-Corruption Laws.

(e) Neither the Company nor any Relevant Persons, or to the knowledge of the Company, none of its employees, agents, or third-party representatives is currently or has in the last five (5) years:

(i) been subject to any economic sanctions imposed by the United States, including but not limited to, those enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State, or any other restriction; or to any law, directive, or regulation of the European Union or its member states related to a similar subject matter.

(ii) been fifty percent (50%) or more owned or controlled, directly or indirectly, by any person or entity that is subject to any sanctions under (i), or conducted business with a person or entity that is subject to sanctions or that is 50 percent or more owned or controlled by a person or entity subject to sanctions under (i).

(iii) operated in a country subject to a comprehensive embargo under International Trade Laws (including currently Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine) or has conducted any dealings with the Government of Venezuela or any entity owned or controlled by the government of Venezuela).

(iv) been in violation of any export control laws and regulations relating to the export and re-export of commodities, technologies, or services including, but not limited to, those administered by the U.S. Department of Commerce’s Bureau of Industry and Security (BIS) and the U.S. Department of State’s Directorate of Defense Trade Controls.

(v) otherwise been in violation of any International Trade Laws, including any import or anti- boycott laws and regulations.

(f) The Company has, in the last five (5) years, been in compliance with all International Trade Laws governing the importation of products into the United States.

(g) The Company has been at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in United States and in jurisdiction of incorporation (collectively, the “Anti-Money Laundering Laws”), and any other jurisdiction in which the Company conducts business.

(h) To the Sellers’ Knowledge, neither the Company nor any of its directors, officers, managers, employees, agents or third-party representatives is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding any offense or alleged offense under any International Trade Laws. Further, no such investigation, inquiry or proceedings have been threatened or are pending, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings. In the past five (5) years, the Company has not received written or, to the Seller’s Knowledge, oral notification or communication from any Governmental Entity asserting that the Company is not in compliance with, or has violated International Trade Laws.

(i) The Company currently has all material Permits, including the AS9100-D certificate (other than Environmental Permits which are governed exclusively by Section 3.17) which are required for the operation of its businesses as presently conducted and all such Permits are valid. The Company is not in material default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material Permit (including the AS9100-D certificate) to which it is a party.

3.17 Environmental Matters. Except as set forth on Schedule 3.17:

(a) the operations of the Company are in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business (“Environmental Permits”), and the Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any Environmental Permit to which it is a party;

(b) the Company is not subject to any pending, or to the Sellers’ Knowledge, threatened claim alleging that the Company may be in violation of any Environmental Law in any material respect or any Environmental Permit in any material respect or may have any material Liability under any Environmental Law;

(c) the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Substance or owned, leased or operated any facility or property contaminated by any Hazardous Substance, and none of the Company’s assets or the Leased Real Property is or has been contaminated by any Hazardous Substance, so as to give rise to current or future liabilities pursuant to Environmental and Safety Requirements;

(d) the Company’s historic and current operations have not included the use, manufacture, sale, distribution or marketing of any asbestos containing material or product;

(e) the Company has not assumed, undertaken or provided an indemnity with respect to any liability of any other Person relating to Environmental Laws;

(f) the Company and Seller Holders have furnished to Buyer all environmental audits, reports, including without limitation all Phase I environmental site assessment reports and Phase II reports, Environmental Permits, correspondence and other material environmental documents relating to the business of the Company, the Real Property Leases, and the current and former operations and properties of the Company and its Affiliates, which are in the Company’s or Seller Holder’s possession, custody or control; and

(g) there are no pending or, to the Sellers’ Knowledge, threatened investigations of the Company under Environmental Laws, which would reasonably be expected to result in the Company incurring any material Liability pursuant to any Environmental Law.

3.18 Insurance. Excluding insurance policies that have expired and been replaced in the ordinary course of business or as noted on Schedule 3.18, no insurance policy has been cancelled within the last three (3) years and, to the Sellers’ Knowledge, no threat has been made to cancel any insurance policy of the Company during such period.

3.19 Related Party Transactions; Shared Contracts.

(a) Schedule 3.19(a) lists, since January 1, 2019, all agreements, commitments or arrangements to or by which the Company, on the one hand, and the Related Party, on the other hand, are or have been a party or otherwise bound or affected or has received funds from or on behalf of the Company, or that are currently pending or in effect and will be necessary for the Company to the operation of its business immediately after the Closing as it is conducted as of the date hereof.

(b) Schedule 3.19(b) lists, since January 1, 2019, all agreements, commitments or arrangements between or among Seller Holders or any of their Affiliates (other than the Company) and any third parties under which the Company receives benefits that are material to the operation of its business.

(c) Schedule 3.19(c) lists since January 1, 2019 all agreements, commitments or arrangements to or by which the Company, on the one hand, and any Related Party, on the other hand, for (a) borrowed money from or loaned money to the Company or (b) any contractual or other claim, express or implied, of any kind whatsoever against the Company that has not been satisfied.

3.20 Financial Advisors. Except as set forth on Schedule 3.20, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller Holders, the Company or their Affiliates in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Seller Holders, the Company or their Affiliates in respect thereof.

3.21 Accounts Receivable. The accounts receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona-fide business transactions) in the ordinary course of business and are payable on ordinary trade terms and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal discounts and returns accrued in the ordinary course of business. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Company has been determined in accordance with GAAP. No Person has any Lien on such accounts receivable or any part thereof which will survive Closing, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such accounts receivable.

3.22 Products. Except as set forth on Schedule 3.22:

(a) each product sold or delivered and each service rendered by the Company has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company does not have any material liabilities outside of the ordinary course of business for replacement or repair thereof or other damages in connection therewith;

(b) no product sold or delivered or service rendered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions with respect thereto; and

(c) prior to the date hereof, the Company has made available to Buyer copies of the standard terms and conditions of sale for products delivered and services rendered by the Company (containing all applicable guaranty, warranty and indemnity provisions).

3.23 Products Liability; Product Recalls. There are no existing material liabilities arising from or, alleged to arise from, any actual or alleged injury to Persons, damage to property or other loss as a result of the ownership, possession or use of any product manufactured, assembled, sold, distributed, leased or delivered by the Company (any such product, a “Company Product”). There is no unresolved claim for breach of warranty outside of the ordinary course of business against the Company or any of their customers of distributors related to any Company Product nor, to the Sellers’ Knowledge, have there been any threats thereof. There is no, nor has there ever been in the past three (3) years any Proceeding by any Governmental Entity or any other Person (including customer, supplier or other vender) pending or, to the Sellers’ Knowledge, threatened against the Company for the recall (including any voluntary recalls), suspension, seizure or market-withdraw of or other similar corrective action with respect to any of the Company products.

3.24 Inventories. The Inventory shown on the Latest Sheet and on the books and records of the Company, net of the reserves applicable thereto (as shown on the Latest Balance Sheet and on the books and records of the Company, as the case may be), consists of a quantity and quality usable and saleable in the ordinary course of business, is not slow-moving, obsolete or damaged (except as otherwise specifically reserved for on the Latest Balance Sheet), is merchantable and fit for its intended use and is not defective and excludes any inventory owned by a vendor of the Company. The Inventory currently exists in quantities and in a product mix reasonable in the present circumstances for the operation of the Company in the ordinary course of business. The Company has not made any explicit consignment or guaranteed sales of Inventory which would allow a customer to return any unsold Inventory to the Company or Buyer following the Closing Date in any material amount or to receive a material credit or refund from any Company or Buyer following the Closing Date for any unsold Inventory. All Inventory shown on the Latest Balance Sheet has a value at least equal to the value shown on the face of the Latest Balance Sheet. All items included in Inventory are the property of the Company, free and clear of Liens (following Closing), other than Permitted Liens, and conform in all material respects to all standards applicable to such Inventory or its use or sale imposed by Governmental Authorities.

3.25 Customers and Vendors. Schedule 3.25(a) lists the Company’s top twenty (20) vendors for each of the fiscal year ended December 31, 2020 and the (9)-month period ended on the date of the Latest Balance Sheet, as measured by cost of materials and/or services purchased during such periods. Schedule 3.25(b) lists the Company’s top twenty (20) customers for each of the fiscal year ended December 31, 2020 and the (9)-month period ended on the date of the Latest Balance Sheet, as measured by revenues during such periods. Since January 1, 2020, none of the Company’s vendors as listed on Schedule 3.25(a) has indicated that it shall stop, materially change the terms (whether related to payment, price or otherwise) with respect to, or materially decrease or increase the rate of, supplying materials, products or services to the Company, or that it has any quality issues with respect to the materials, product or services provided to the Company, and none of the Company’s customers as listed on Schedule 3.25(b) has indicated that it shall stop, materially change the terms (whether related to payment, price or otherwise) with respect to, or materially decrease or increase the rate of, buying materials, products or services from the Company, or that it has any quality issues with respect to the materials, product or services provided by the Company. The Company is not involved in any material dispute with any of such customers or vendors. The Company has not received any notice from any supplier to the effect that, and to the Sellers’ Knowledge there is no reason to believe that, any vendor’s products or services are defective in any material respect.

3.26 Government Contracts and Government Bids; Government Security Clearances.

(a) Schedule 3.26(a) separately sets forth a complete and accurate record as of the date of this Agreement of, respectively, (i) all of the Company Government Contracts customer relationships, whether in the form of a written agreement or purchase order-based, pursuant to which the Company provides any components that flow into or are pursuant to any Government Contracts, and which have a value of $100,000 or more per year; (ii) all Government Bids outstanding as of the date of this Agreement; and (iii) all of the Company’s Government Contracts which are currently or, to the Sellers’ Knowledge, are likely to experience cost, schedule, technical or quality problems that could result in claims or Proceedings against the Company (or their successors in interest) by any Governmental Entity, a prime contractor, or a subcontractor (all of the foregoing together referred to as the “Applicable Government Contracts”).

(b) The Company has provided or made available to the Buyer, in the case of written agreements, true and complete copies of, or, in the case of purchase order-based relationships, examples of recent purchase orders generated pursuant to, all Applicable Government Contracts listed (or required to be listed) in Schedule 3.26(a). All of the Company’s Government Contracts were, to Sellers’ Knowledge, legally awarded, are in full force and effect and are binding on the other parties thereto in accordance with their terms. The Company has not received notice that any such Applicable Government Contracts (or, where applicable, the Other Government Contracts under which such Applicable Government Contracts were awarded) are the subject of litigation bid or award protest Proceedings or that the counterparty to any such Applicable Government Contracts intends to make a material modification to, reduce future expenditures under or refrain from exercising any options under such Applicable Government Contracts, and the Company has no Knowledge such Applicable Government Contracts (or, where applicable, the Other Government Contracts under which such Applicable Government Contracts were awarded) are reasonably likely to become the subject of litigation, bid or award protest Proceedings, a material modification, a reduction in future expenditures or the failure to exercise an option.

(c) Except as set forth on Schedule 3.26(c), the Company has complied in all material respects with and developed all policies required by: (i) all Laws applicable to each of the Company’s Government Contracts and Government Bids, including, without limitation, the Federal Acquisition Regulation and any agency supplement thereto (collectively, the “FAR”) and (ii) all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements, and all requirements pertaining to the charging of prices or costs, time keeping and recordation, minimum qualifications of personnel, payment of administrative fees, and warranties, of the Company’s Government Contracts, whether incorporated expressly, by reference or by operation of law and has included all such required terms in its agreements with third parties (including subcontractors, joint venture partners, teaming partners, consultants, agents, or representatives). To the Sellers’ Knowledge, none of the Company’s subcontractors (higher-tier or lower-tier), joint venture partners, teaming partners, consultants, agents, or representatives has violated any applicable Law in connection with any Government Contract, Other Government Contract or Government Bid for which the Company could reasonably be expected to have liability or suffer any other adverse consequences.

(d) All facts set forth in or acknowledged by any representations, certifications, or disclosure statements made or submitted by or on behalf of the Company in connection with any joint venture agreement and each of the Company’s Government Contracts and Government Bids (including, without limitation all representations and certifications submitted to any prime contractor or higher-tier or lower-tier subcontractor) were true and accurate as of the date of submission in all material respects. The Company has complied in all material respects with all applicable representations, certifications, and disclosure requirements under each of the Company’s Government Contracts and Government Bids, including, without limitation, any obligation to update such representations, certifications and disclosures.

(e) All of the written past performance evaluations which have been provided or made available to the Company during the three (3) years immediately preceding the date of this Agreement have been made available to the Buyer. Within such three (3)-year period, no Governmental Entity has assigned the Company a rating below “Satisfactory” in connection with any contractor performance assessment report, past performance questionnaire, or similar evaluation of past performance.

(f) Within the past six (6) years, (i) neither any Governmental Entity, nor any prime contractor or higher-tier subcontractor under a Government Contract, nor any other Person has notified the Company of any actual or alleged violation or breach of any Law, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification of any Government Contract or any violation of Law in connection with any Government Bid; (ii) the Company has not received nor, to the Sellers’ Knowledge, are there expected or threatened, any show cause, letter of concern, assessment of liquidated damages, cure, deficiency, default or similar notice relating to any Government Contract; and (iii) none of the Company’s Government Contracts has been terminated for default.

(g) The Company has not received any notice terminating any of the Applicable Government Contracts listed (or required to be listed) in Schedule 3.26(a) for convenience (exclusive of any backlog or delay resulting from the COVID-19 pandemic) or indicating an intention to terminate any of such Applicable Government Contracts.

(h) Within the past six (6) years, there have been no requests for equitable adjustment, claims or disputes relating to any Government Contract that have been asserted by the Company or by any Governmental Entity, any prime contractor, any subcontractor or any third party against the Company and, to the Sellers’ Knowledge, no facts or allegations exist that could give rise to such a request for equitable adjustment, claim or dispute in the future.

(i) Neither the Company nor any of its Principals (as defined in FAR 52.209-5) has been or is now suspended, debarred, proposed for suspension or debarment, deemed non-responsible, or otherwise excluded from the award of any Government Contracts as a prime contractor or subcontractor. The Company has not received any notice of any negative determinations of responsibility, as contemplated in Part 9 of the FAR, and no such negative determinations of responsibility have been issued against the Company.

(j) Within the past six (6) years: (i) the Company has not undergone and is not undergoing any audit, review, inspection, investigation, survey or examination of records relating to any of the Company’s Government Contracts or Government Bids, other than in the ordinary course of business, and, to the Sellers’ Knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records, other than in the ordinary course of business; (ii) there have been no document requests, subpoenas, search warrants, or civil investigative demands addressed to or requesting information from the Company or any of its officers, managers or employees with respect to any of the Company’s Government Contracts or Government Bids; (iii) neither the Company nor any of its officers, managers, directors or employees has been under, nor, to the Sellers’ Knowledge, is there pending or threatened, any administrative, civil or criminal investigation or indictment or any audit (other than routine audits in the ordinary course of business) involving alleged false statements, false claims or other improprieties relating to the Company’s Government Contracts or Government Bids; (iv) the Company has not conducted or initiated any audit, review, or inquiry with respect to any suspected, alleged, or possible violation of any contract requirement or Law, or inaccuracy in any representation or certification, with respect to any Government Contract or Government Bid; (v) the Company has not made or been required to make any voluntary or mandatory disclosure to any Governmental Entity with respect to evidence or existence of any alleged, suspected, or possible breach, violation, irregularity, mischarging, misstatement, or other act or omission; (vi) there have been no facts and circumstances that would require a mandatory disclosure pursuant to FAR 52.203-13; (vii) the Company has not been and is not currently a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to the Company’s Government Contracts or Government Bids; and (viii) the Company has not made any payment, directly or indirectly, to any Person in violation of applicable U.S. Government procurement Laws, including (but not limited to) Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions, and contingent fee payments.

(k) At all times within the past six (6) years: (i) neither any Governmental Entity nor any prime contractor or higher-tier subcontractor under a Government Contract has questioned or disallowed any cost, notified the Company of any intent to disallow any costs, or withheld or set off, or attempted to withhold or set off, monies due to the Company under any of the Company’s Government Contracts; (ii) all invoices and claims for payment, reimbursement, or adjustment, including requests for progress payments and provisional payments, submitted by or on behalf of the Company were current, accurate, and complete in all material respects as of their submission dates; and (iii) all costs, fees, profit, and other charges and expenses of any nature that have been charged or invoiced under each Government Contract were properly chargeable or invoiced to such Government Contract, were charged or invoiced in amounts consistent with all contract requirements and applicable Law, and were charged or invoiced for supplies delivered and services performed in accordance in all material respects with all contract requirements (including experience and qualification requirements) and applicable Law and no refunds are or will become due under any Government Contract outside of the ordinary course of business.

(l) Within the past six (6) years, neither the Company nor any of its Principals has been convicted of or had a civil judgment rendered against them for: (i) commission of fraud or a criminal offense in connection with the obtaining, attempting to obtain, or performing a Government Contract; (ii) violation of Federal or State antitrust Laws relating to submission of offers; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, Tax evasion, violating Federal criminal Tax Laws, or receiving stolen property; or been notified of any delinquent federal Taxes in an amount that exceeds $3,500 for which the liability remains unsatisfied. Neither the Company nor any of its Principals are presently indicted for, or otherwise criminally or civilly charged by, a Governmental Entity with the commission of any of the foregoing offenses.

(m) The Company has not made any assignments of the Applicable Government Contracts listed (or required to be listed or which would have been listed had the Company entered into such Applicable Government Contract as of the date of this Agreement) in Schedule 3.26(a) or of any interests in such Applicable Government Contracts. The Company has not entered into any financing arrangements with respect to the performance of any Applicable Government Contract listed (or required to be listed or which would have been listed had the Company entered into such Applicable Government Contract as of the date of this Agreement) in Schedule 3.26(a).

(n) Schedule 3.26(n) lists all U.S. Government property which has been provided to the Company pursuant to Applicable Government Contracts listed (or required to be listed) in Schedule 3.26(n) and which, as of the date of this Agreement, is in the Company’s possession.

(o) Except as set forth in Schedule 3.26(o), there are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that restrict the Company’s ability to bid on or perform work on future Contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5 or other applicable Law, regulation, or contract term. To the Sellers’ Knowledge, no organizational conflicts of interest (“OCI”) will arise as a consequence of the consummation of the Transactions. Within the past six (6) years, the Company has not received any notice of the existence of any prohibited OCI in connection with any Government Contract or Government Bid.

(p) All Company Intellectual Property was developed exclusively at private expense by employees of the Company in the scope of their employment. The Company has not delivered or granted, agreed to deliver or grant, or entered into any Government Contract that requires the delivery or granting to any Governmental Entity of (i) any source code for the Company Intellectual Property; (ii) unlimited or government purpose rights (as defined in FAR Section 52.227-14, Defense Federal Acquisition Regulations (“DFARS”) Section 252.227-7013 or 252.227-7014 or similar clauses, and except as may be granted upon expiration of the SBIR protection period in accordance with FAR 52.227-20 or DFARS 252.227-018) in the Company Intellectual Property or any portion thereof; or (iii) ownership of any portion of the Company Intellectual Property. The Company is not using any Intellectual Property developed under any Government Contract for purposes outside of the scope of such Government Contract without having obtained the necessary and appropriate prior permission of the relevant Governmental Entity or other authorized party. The Company has taken all steps required under any Government Contract and applicable Law to assert, protect, document and support its rights Company Intellectual Property so that no more than the minimum rights or licenses required under applicable Laws and Government Contract terms will have been provided to the receiving party and/or the Governmental Entity. The Company maintains records sufficient to justify the validity of all restrictions it asserts, has asserted, or would assert prior to execution of any Government Contract, on a Governmental Entity’s use, release, or disclosure of technical data, Intellectual Property and related documentation and all associated markings.

(q) There are no facility security clearances held by the Company or any personnel security clearances held by any employee of the Company.

(r) Except as set forth on Schedule 3.26(c), the Company has complied in all material respects with the data security, cybersecurity, and physical security systems and procedures required by its Government Contracts. In the past five (5) years, the Company has not received notice of or become aware of any breach of data security or cybersecurity, whether physical or electronic.

(s) Except as listed on Schedule 3.26(s), none of the Applicable Government Contracts or Government Bids listed (or required to be listed) in Schedule 3.26(a) are or were set aside or reserved based in whole or in part on the Company’s or any of its Subsidiaries, individually or as a member of a joint venture, representing itself as a small business concern, a small disadvantaged business, a service-disabled, a veteran-owned small business concern, a woman-owned business concern, a “protégé” under a mentor-protégé agreement or program, or qualification under any other preferential status (including participation in preferential status programs such as the Historically Underutilized Business Zone program and participation under section 8(a) of the Small Business Act) or other “set aside” status.

(t) Schedule 3.26(t) sets forth for each Government Contract having a material backlog as of September 30, 2020 and the name of the customer.

(u) All personnel of the Company who performed or are currently performing under any Government Contract met or meet all express qualification requirements for the labor categories under which they have been charged, or are being charged, or a related customer approval or waiver has been obtained. All personnel of the Company listed in any Government Contract Bid or other bid, offer, or proposal meet all applicable requirements set forth in the applicable solicitation. The Company has not replaced any personnel performing a Government Contract without obtaining all required approvals from the applicable party whose consent is required for replacement of personnel.

(v) Subject to clause (x) below, all governmental, state or regional subsidies granted to the Company were applied for, granted and used in accordance with all Laws or any other public orders or conditions imposed or related to them in conjunction with their granting and all conditions imposed by the respective Governmental Entities have been fulfilled and observed. There is no audit or other examination, or Proceeding by any Governmental Entity arising out of or related to any such subsidies. The Company has not received any notice challenging or questioning the eligibility of the Company for such subsidies. The Company is not and will not be subject to any demand or refund related to or caused by such subsidies including under any Government Contract. The Company is not under any further obligation to perform any services with regard to such subsidies and no such subsidies have to be repaid by the Company as a result of the execution of this Agreement, the consummation of transactions contemplated hereby for the Closing, or any other reason. For purposes of this Section 3.26(v), “subsidy” is defined as funds issued from a Governmental Entity for the purpose of providing relief in response to the COVID-19 pandemic, including, without limitation, the federal CARES Act, Pub. L. 116-136, Section 3610 of such act, and resultant Paycheck Protection Program loans.

(w) The Company is and has been in compliance with the requirements of section 889(a)(1)(B) of the John S. McCain National Defense Authorization Act (“NDAA”) for Fiscal Year 2019, and any representations or certifications made or submitted by or on behalf of the Company in connection with the Company’s compliance with FAR 52.204-24, Representation Regarding Certain Telecommunications and Video Surveillance Services or Equipment and FAR 52.204-25, Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment, if any, were true and accurate at the time of submission and the Company has complied in all material aspects with such certifications, if made.

(x) Except as set forth on Schedule 3.26(x), the Company is in compliance with DFARS 252.233-799 and all Covered Contractor Employees have been Fully Vaccinated (as defined in DFARS 252.233-799 pursuant to Executive Order 14,042 and the Safer Federal Task Force COVID-19 Workplace Safety: Guidance for Federal Contractors and Subcontractors Issued September 24, 2021) as required thereby, to the extent applicable.

3.27 Shipset Content on New Platforms. The Company’s shipset content in terms of number of seals and dollar value on platforms AH-64E, CH-53K, and F-15EX Eagle II is materially no less than that on the immediately previous variants of the same platform.

3.28 No Other Representations or Warranties; Schedules. Except as set forth in this Agreement and any Disclosure Schedule, neither Seller Holders nor any other Person makes or has made any other express or implied representation or warranty with respect to Seller Holders, the Company or the transactions contemplated by this Agreement, and Seller Holders disclaim any other representations or warranties, whether made by Seller Holders, the Company, or any of their respective Affiliates, officers, directors, employees, agents or representatives (collectively, “Sellers’ Representatives”). Except as set forth in this Agreement and any Disclosure Schedule, Seller Holders directly (on behalf of all Sellers’ Representatives) hereby disclaim all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (whether orally or in writing, in any data room relating to the transactions contemplated by this Agreement, in management presentations, functional “break-out” discussions, “fireside chats”, responses to questions or requests submitted by or on behalf of Buyer or in any other form in consideration or investigation of the transactions contemplated by this Agreement) to Buyer or any of its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer or any of its Affiliates any Seller Holders, the Company, or their Sellers’ Representatives). Except as set forth in this Agreement and any Disclosure Schedule, Seller Holders make no representations or warranties to Buyer regarding (i) merchantability or fitness for any particular purpose; or (ii) the probable success or profitability of the Company.

IV.

REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller Holders as follows:

4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now conducted. Buyer is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties, requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not materially impair its ability to consummate the transactions contemplated by this Agreement.

4.2 Authorization of Agreement. Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligations of Buyer, enforceable against it in accordance with its and their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

4.3 Conflicts; Consents of Third Parties.

(a) Neither the consummation of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will, in any material respect, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the organizational documents of Buyer; (ii) any material Contract or material Permit to Buyer is a party or by which any of the material properties or assets of Buyer are bound; (iii) any material Order of any Governmental Entity applicable to Buyer, or by which any of the material properties or assets of Buyer are bound; or (iv) any applicable Law, except in the case of clauses (ii)-(iv) where such conflict, violation, default or right of termination or cancellation would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b) No material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of Buyer in connection with the execution and delivery of this Agreement or the compliance by Buyer with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, waiver, approval, Order, Permit, authorization or notice would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.4 Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Buyer, threatened against Buyer, which, if adversely determined, would materially impair its ability to consummate the transactions contemplated by this Agreement. Buyer is not subject to any Order which would materially impair its ability to consummate the transactions contemplated by this Agreement.

4.5 Buyer’s Reliance. Buyer acknowledges that none of Seller Holders, the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement or in any certificate delivered in connection herewith or therewith, and none of Seller Holders, the Company nor any other Person (including any officer, director, member or shareholder of any of the Company, or any of their respective Affiliates) shall have or be subject to any Liability to Buyer or any other Person resulting from the sale to Buyer, or Buyer’s use of, any such information, including the information, documents or material made available to Buyer in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated by this Agreement. Buyer acknowledges that none of Seller Holders, the Company, nor any other Person, directly or indirectly, has made, and Buyer has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company, and Buyer will make no claim with respect thereto.

4.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Buyer in respect thereof.

4.7 Solvency. Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement and the making of the payments contemplated by Article II, and assuming the accuracy of the representations and warranties of Seller Holders set forth herein and the performance by Seller Holders of their obligations hereunder in all material respects, Buyer and its Subsidiaries (including the Company) will be Solvent. For purposes of this Agreement, “Solvent” when used with respect to Buyer and its Subsidiaries (including the Company), means that, as of any date of determination (i) the amount of their assets will, as of such date, exceed all of their Liabilities, contingent or otherwise, as of such date, (ii) Buyer and its Subsidiaries (including the Company) will not have, as of such date, an unreasonably small amount of capital for the business in which they are engaged or will be engaged and (iii) Buyer and its Subsidiaries (including the Company) will be able to pay their debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by them and the timing of and amounts of cash to be payable on or in respect of their Indebtedness, in each case after giving effect to the transactions contemplated by this Agreement. For purposes of the definition of “Solvent,” (i) “debt” means Liability on a “claim” and (ii) “claim” means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) the right to an equitable remedy for breach on performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

4.8 Investment Intent. Buyer is acquiring the Company for its own account with the present intention of holding the Company for purposes of investment, and Buyer is not acquiring the Company with a view to or for the public distribution of securities of the Company, in whole or in part, or as an underwriter or conduit to subsequent purchasers in violation of federal or state securities laws. Buyer does not have any reason to anticipate any change in circumstances, or other particular occasion or event, which would cause Buyer to attempt to sell, transfer or otherwise dispose of such securities in violation of federal or state securities laws.

4.9 No Other Representations or Warranties; Schedules. Except as set forth in this Agreement and any Disclosure Schedule, neither Buyer nor any other Person makes or has made any other express or implied representation or warranty with respect to Buyer or the transactions contemplated by this Agreement, and Buyer disclaim any other representations or warranties, whether made by Buyer or any of their respective Affiliates, officers, directors, employees, agents or representatives (collectively, “Buyer Representatives”). Except as set forth in this Agreement and any Disclosure Schedule, Buyer directly (on behalf of all Buyer Representatives) hereby disclaim all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (whether orally or in writing, in any data room relating to the transactions contemplated by this Agreement, in management presentations, functional “break-out” discussions, “fireside chats”, responses to questions or requests submitted by or on behalf of Buyer or in any other form in consideration or investigation of the transactions contemplated by this Agreement) to Seller Holders, the Company or any of their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Seller Holders or the Company or any of their Affiliates any Buyer, or their Buyer Representatives).

V.

COVENANTS OF THE PARTIES

5.1 Employee Benefits.

(a) Buyer shall provide, or cause to be provided, to each individual who is an employee of the Company on the Closing Date (an “Affected Employee”), for a period of twelve (12) months following the Closing Date, (i) during his or her employment, (x) salary, wages, and annual cash bonus and annual cash commission opportunities (excluding change in control, severance, deferred compensation, retention, equity, phantom equity, or equity-based incentive opportunities) that are at least as favorable in the aggregate as those provided by the Company to such Affected Employee immediately prior to the Closing Date, and (y) employee benefits (other than any defined benefit pension, equity, phantom equity or equity-based compensation, change in control, severance, nonqualified deferred compensation, and post-employment or retiree welfare benefit plans or arrangements) that are at least as favorable in the aggregate as those provided by the Company to such Affected Employee immediately prior to the Closing Date, and (ii) to the extent his or her employment is terminated during such twelve (12) month period, either severance benefits offered by the Company to similarly situated employees immediately prior to the Closing Date or severance benefits offered to similarly situated employees of the Buyer and its Affiliates at the time of such Affected Employee’s termination of employment, whichever is more favorable to such Affected Employee, in each case, taking into account all service with the Company, Buyer and their respective Affiliates in determining the amount of severance benefits payable in accordance with the terms of the applicable severance plan, policy, or other arrangement. From and after the Closing Date, Buyer shall cause the Company to honor any existing employment, consulting, severance, incentive (other than equity-incentive based opportunities), salary continuation and other agreements governing employment, compensation and benefits between the Company and any current or former officer, director, employee or consultant of the Company, including any Company Benefit Plan, in each case, to the extent the Company would have been required to perform such agreement.

(b) Buyer shall, or shall cause the Company to, honor all unused vacation, holiday, sickness and personal days accrued by the employees of the Company under the policies and practices of the Company as of immediately prior to the Closing Date. Buyer shall, or shall cause the Company to, provide each Affected Employee with credit for all service prior to the Closing Date with the Company or its Affiliates, and any other employers as to which the Company or applicable Company Benefit Plan recognized the prior service of its Affected Employees, in each case to the extent that such service was recognized by the Company or its Affiliates as of the Closing Date, for purposes of eligibility, vesting and accruals (other than accruals under any defined benefit “employee pension benefit plan” as defined in Section 3(2) of ERISA) under each employee benefit plan, policy, program, agreement or arrangement in which such Affected Employee is eligible to participate at and following the Closing Date (a “Buyer Plan”), except to the extent that such prior service credit would result in a duplication of benefits with respect to the same period of service or retroactive contributions. Buyer shall use commercially reasonable efforts, or shall cause the Company to use commercially reasonable efforts, to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods to the extent that such conditions, exclusions and waiting periods were waived under the Company Benefit Plan as of the Closing Date with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such Buyer Plan (except to the extent that such conditions, exclusions or waiting periods would apply under the Company’s then existing Buyer Plans absent any change in such welfare coverage Buyer Plan) and (ii) provide each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid by such Affected Employee in the plan year in which the Closing occurs for purposes of satisfying any applicable annual deductible or out-of-pocket requirements.

(c) Nothing contained in this Section 5.1, express or implied, shall (i) guarantee employment for any period of time or preclude the ability of Buyer or the Company to terminate the employment of any Affected Employee or the service relationship of any other service provider at any time and for any reason following the Closing, (ii) require Buyer or the Company to continue any specific employee benefit plans or limit the ability of Buyer to establish, amend, modify or terminate any benefit or compensation plan, program, agreement, Contract, policy or arrangement in accordance with applicable Law, (iii) be construed as an amendment, waiver, termination, or creation of any Company Benefit Plan or any other employee benefit or compensation plans, program, agreement, policy or arrangements of Buyer, or (iv) confer upon any Person other than the parties to this Agreement and their respective permitted successors and assigns any legal or equitable rights or remedies of any nature whatsoever (including any third-party beneficiary rights) with respect to the provisions of this Section 5.1.

(d) Buyer and its Affiliates shall not, at any time prior to 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff,” as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), or effectuate any similar triggering event under any other applicable Law, affecting in whole or in part any site of employment, facility, operating unit or Affected Employee. Buyer agrees to provide any required notice under WARN and any other applicable Law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” or any similar triggering event under any other applicable Law occurring on or after the Closing or arising as a result of the transactions contemplated hereby.

(e) Sellers shall retain ownership of their respective work-issued laptop computers; provided, however, that (i) Lyman J. Colby shall delete all Company data and information from such laptop computer at or prior to Closing and (ii) Thomas B. Colby shall delete all Company data and information from such laptop computer at or prior to the completion of his employment period with the Company.

5.2 Confidentiality. The confidentiality agreement dated October 6, 2021 between Buyer and Sellers (the “Confidentiality Agreement”) shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. If the Closing occurs, then the Confidentiality Agreement will terminate, however each Seller shall maintain as confidential and shall not disclose (except as required by Law or as authorized in writing by Buyer) any confidential or proprietary information or materials relating to the business of the Company for a period of 5 years thereafter. In the event a Seller is required by Law to disclose any confidential information, such Seller shall promptly notify the other applicable parties in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the Buyer to preserve the confidentiality of such information consistent with applicable Law. Notwithstanding anything in this Section 5.2 or the Confidentiality Agreement to the contrary, the Sellers shall have no obligation to keep confidential any confidential or proprietary information that becomes generally known to and available for use by the public other than as a result of the disclosing Seller’s acts or omissions or the acts or omissions of such Seller’s Affiliates, associates or representatives.

5.3 Public Announcements. Sellers and Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or pursuant to the rules or regulations of any securities exchange on which the securities of such party or direct or indirect parent company are listed or traded, in which case the party proposing to issue such press release or make such public statement shall use commercially reasonable efforts to consult in good faith with the other party before issuing such press release or making such public statement to attempt to agree upon mutually satisfactory text.

5.4 Tax Matters.

(a) Tax Administration.

(i) Seller Holders, at their sole cost and expense, shall (A) prepare (or cause to be prepared) the S Corporation Returns of the Company for any Pre-Closing Tax Period (the “Seller Prepared Returns”); and (B) timely pay (or cause the Company to timely pay) all Taxes that are shown as payable with respect to any Seller Prepared Returns. Each Seller Prepared Return shall be prepared in accordance with existing procedures and practices and accounting methods. Each Seller Prepared Return shall be submitted to the Buyer for the Buyer’s review at least thirty (30) days prior to the due date of the Tax Return. The Seller Holders shall incorporate all reasonable comments of the Buyer into the final form to be filed. The Seller Holders shall file, or cause their tax advisors to file, all Seller Prepared Returns prepared by Seller Holders. Notwithstanding any other provision of Section 5.4(a), Newco, at its sole cost and expense, shall be solely responsible for filing all of the Tax Returns required to be filed by Newco and paying all of the Taxes due and owing by Newco (including to the extent attributable to income of the Company that flows up to Newco).

(ii) Buyer shall prepare and timely file, or cause to be prepared and timely filed (taking into account all extensions properly obtained), all Tax Returns (other than any Seller Prepared Returns) with respect to the Company that have not yet been filed as of the Closing Date.

(b) Assistance and Cooperation. After the Closing Date, each of the Seller Holders, on the one hand, and Buyer, on the other hand, shall (and shall cause their respective Affiliates to):

(i) Assist the other party, as may be reasonably requested, in preparing any Tax Returns with such other party is responsible in preparing and filing in accordance with Section 5.4(a);

(ii) Cooperate fully in preparing for and defending any audits of, or disputes with any Governmental Entity regarding, any Tax Returns of the Company;

(iii) Retain and make available to the other party and to any Governmental Entity, as reasonably requested, all information, records, and documents relating to Taxes of the Company; and

(iv) Provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(c) Covenants. None of Buyer (or of its Affiliates) shall (or shall cause or permit any other Person), to the extent such action would reasonably be expected to result in an increased Tax liability of any Seller Holder, (i) amend, re-file or otherwise modify any Seller Prepared Return (or any other Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period to the extent such action could increase the Tax liability of any Seller Holder (including pursuant to this Agreement)), (ii) make any Tax election that has retroactive effect to any Pre-Closing Tax Period, (iii) initiate discussions or examinations with Taxing Authorities regarding Taxes with respect to a Pre-Closing Tax Period (or portion thereof) or (iv) extend or waive any statute of limitations for Taxes with respect to a Pre-Closing Tax Period (or portion thereof), in each case, without the prior written consent of Sellers, not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Sellers may reasonably withhold consent if such requested action may increase the Tax liabilities of Seller Holders by $10,000 or more.

(d) Transfer Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, stamp, excise, recording, real property, notarial, sales, use, registration and other similar Taxes or fees imposed by any Governmental Entity in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by Buyer. Buyer shall timely file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes (except to the extent such Tax Returns are required by Law to be filed by Newco) and provide to Newco upon request evidence of payment of all Transfer Taxes.

(e) Tax Contests.

(i) If any Governmental Entity issues to the Company (A) a written notice of its intent to audit or conduct another legal Proceeding with respect to Taxes of the Company for any Tax period ending on or prior to the Closing Date or (B) a written notice of deficiency for Taxes for any Tax Period ending on or prior to the Closing Date (a “Tax Claim”), the Buyer shall notify the Sellers of its receipt of such communication from the Governmental Entity within thirty (30) days of receipt. No failure or delay of the Buyer in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Seller Holders pursuant to this Agreement except to the extent Seller Holders are materially prejudiced by such failure or delay.

(ii) The Company shall control any audit or other legal Proceeding in respect of any Tax Return or Taxes of the Company (a “Tax Contest”). Notwithstanding the foregoing, the Seller Holders shall control any Tax Contest relating to any Seller Prepared Return, provided (A) the Seller Holders shall keep the Buyer reasonably informed regarding the status of such Tax Contest; (B) the Seller Holders shall control the Tax Contest diligently and in good faith; (C) the Buyer shall have the right to participate in such Tax Contest; (D) the Seller Holders shall not settle, resolve, or abandon the Tax Contest (or any portion thereof) without the prior written consent of the Buyer; and (E) the Seller Holders shall bear all costs and expenses of the Seller Holders and the Company in controlling such Tax Contest.

(f) Apportionment of Taxes. For purposes of determining whether the following Taxes of the Company are attributable to a Pre-Closing Tax Period, the parties agree as follows:

(i) In the case of property Taxes and other similar Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(ii) In the case of Taxes imposed on the Company with respect to the payment of any Transaction Fees (including any employment Taxes), such Taxes shall be treated as Taxes of the Company for a Pre-Closing Tax Period.

(iii) In the case of all other Taxes for a Straddle Period (including Income Taxes, employment Taxes, and sales and use Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of this clause (iii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes.

(g) Tax Treatment; Purchase Price Allocation.

(i) Buyer and the Seller Holders intend that the Reorganization qualify as a “reorganization” within the meaning of Code Section 368(a)(1)(F) such that Newco shall succeed to the Company’s S corporation election and that the Conversion shall have no Income Tax effect. Buyer and Seller Holders agree that the sale of the Company Securities is intended for all applicable Income Tax purposes to be treated as a sale and purchase of assets. The parties hereto agree to file all federal, state, and local Tax Returns in accordance with the foregoing and shall take no position inconsistent therewith in any Tax Proceeding, unless otherwise required by a determination of the applicable Governmental Entity that is final.

(ii) Within sixty (60) days after the final determination of the Final Purchase Price pursuant to Section 2.3, Buyer shall provide to Newco a draft of a schedule allocating the purchase price (including any liabilities treated as purchase price for federal income Tax purposes) among the assets of the Company (the “Purchase Price Allocation Schedule”) in accordance with Schedule 5.4(g)(ii) (the “Tax Allocation Schedule Methodology”). The draft Purchase Price Allocation Schedule will be prepared in accordance with Section 1060 of the Code and the Tax Allocation Schedule Methodology. The draft Purchase Price Allocation Schedule shall be considered final unless the Sellers notify Buyer, in writing, that Sellers object to one or more items reflected in the draft Purchase Price Allocation Schedule within twenty (20) days after Sellers’ receipt of the draft Purchase Price Allocation Schedule. In the event of any such objection, Sellers and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer are unable to resolve such dispute within ten (10) days after Buyer’s receipt of Seller’s written objection, such dispute shall be resolved by the Independent Accountant in accordance with Section 1060 of the Code and the Tax Allocation Schedule Methodology, with the determination of the Independent Accountant binding upon the parties. The procedures for resolution by the Independent Accountant (including the allocation of liability for the Independent Accountant’s fees and expenses) shall be consistent with the procedures set forth in Section 2.3(b) (with such provisions applying to this Section 5.4(g) mutatis mutandis). If there are any adjustments to the purchase price for federal income tax purposes after the Purchase Price Allocation Schedule has been finalized, Buyer and Sellers shall make appropriate adjustments to the Purchase Price Allocation Schedule. The parties agree to file their respective IRS Forms 8594 and all federal, state, and local Tax Returns in accordance with the Purchase Price Allocation Schedule and shall take no position inconsistent with the Purchase Price Allocation Schedule in any Tax Proceeding, unless otherwise required by a determination of the applicable Governmental Entity that is final.

5.5 Insurance.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the certificate of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) The Seller Holders shall obtain or cause the Company to obtain, at Buyer’s sole expense (it being understand that such expense shall not exceed $50,000 (the “D&O Tail Policy Cost”), and if such expense exceeds the D&O Tail Cost, such excess shall be deemed a Closing Unpaid Transaction Fee), as of the Closing Date, “tail” insurance policies (“D&O Tail Policy”) with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). The Buyer shall not, and shall cause the Company not to, cancel or change such insurance policies in any respect.

(c) In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.5.

5.6 Payments Received. Seller Holders and Buyer agree that, after the Closing Date, they shall hold and shall promptly transfer and deliver to the other party, from time to time as and when received by it and in the currency received, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash) or other property that they may receive after the Closing Date which belongs to the other party, including any payments of accounts receivable and insurance proceeds, and shall account to the other party for all such receipts. In the event of a dispute between the parties regarding any party’s obligations under this Section 5.6, the parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item.

5.7 Further Actions. Upon the terms and subject to the conditions in this Agreement, each party shall use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for such party to fulfill and perform its respective obligations in respect of this Agreement, including to cause the conditions to their respective obligations set forth in Article VI to be satisfied (and not waived) and otherwise to consummate and make effective the transactions contemplated hereby and thereby. From time to time after the Closing Date, at the request of another party, without further consideration and at the expense of the party so requesting, each of the parties shall execute and deliver to such requesting party, or shall cause to be executed and delivered to such requesting party, such additional instruments or documents, and shall take or cause to be taken such other action, as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

VI.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Survival of Representations, Warranties and Covenants. None of the representations and warranties contained herein or in any closing certificate delivered pursuant to this Agreement and none of the covenants and agreements contained herein that are to be performed prior to the Effective Time will survive the Closing. The parties hereto acknowledge and agree that no party may bring a cause of action against any other party claiming, based upon or arising out of a breach of any of the representations and warranties set forth herein; provided, however, that nothing shall limit the ability of the parties to bring a cause of action for Fraud. This Section 6.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing or the bringing of any cause of action claiming, based upon or arising out of any breach thereof.

VII.

MISCELLANEOUS

7.1 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested) or (iii) by electronic transmission (receipt of which is confirmed):

(a)	If to Buyer, to:

c/o Ducommun Incorporated

200 Sandpointe Ave. #700

Santa Ana, CA 92707

Attention: Suman Mookerji and Raj Tata

Email: smookerji@ducommun.com

rtata@ducommun.com

Fax: (310) 513-7279

with a copy to:

Winston & Strawn LLP

333 South Grand Avenue

Los Angeles, California 90071

Attention: Eva H. Davis and Javier Oliver-Keymorth

Email:  evadavis@winston.com

joliver@winston.com

Fax: (213) 615-1750

(650) 858-6550

(b)	If Sellers, to:

Thomas B. Colby

39 Fountain Avenue

Barrington, Rhode Island 02806

Email: tcolby@fullchannel.net

And

Lyman J. Colby

28 Katlyne Court

Westport, Massachusetts 02790

Email: Jcolby@calvinandcharlotte.com

with a copy (which will not constitute notice) to:

Hinckley Allen & Snyder LLP

100 Westminster Street

Suite 1500

Providence, Rhode Island 02903

Attention: David Hirsch, Esq.

Email: dhirsch@hinckleyallen.com

or to such other Person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given (x) on the date on which so hand-delivered, (y) if sent by mail, the third Business Day following the date on which so mailed and (z) if sent by electronic transmission, upon confirmation of receipt.

7.2 Exhibits and Schedules. For purposes of the representations and warranties of Seller Holders contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by such entities calling for disclosure of such information, if it is reasonably apparent from a disclosure item or the documentation referenced that another disclosure section is also applicable. The inclusion of any matter, information or item in any section of the Disclosure Schedule shall not be deemed to constitute an admission of any Liability by Sellers or the Company to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

7.3 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior and contemporaneous agreements, arrangements, Contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the parties with respect to such subject matter (other than the Confidentiality Agreement). This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The parties hereto have voluntarily agreed to define their rights, Liabilities and obligations with respect to the transactions contemplated by this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the transactions contemplated by this Agreement shall be those remedies available at Law or in equity for breach of contract against the parties to this Agreement only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), and the parties hereby agree that neither party hereto shall have any remedies or causes of action (whether in contract, tort or otherwise) for any statements, communications, disclosures, failures to disclose, representations or warranties not explicitly set forth in this Agreement.

7.4 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Law.

7.5 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party without the prior written consent of the other parties hereto.

7.6 No Third-Party Beneficiaries.

(a) Except as provided in Section 8.6(b), this Agreement is not intended and shall not be deemed to confer upon or give any Person except the parties hereto and their respective successors and permitted assigns any remedy, claim, Liability, reimbursement, cause of action or other right under or by reason of this Agreement.

(b) The provisions of Sections 7.14, 8.15, and 8.16 are intended to be for the benefit of, and enforceable by, the persons referenced therein, and each such person shall be a third party beneficiary thereof.

7.7 Fees and Expenses. Subject to Section 2.3(b), whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the transactions contemplated hereby.

7.8 Counterparts. This Agreement may be executed manually, by electronic transmission, or by facsimile by the parties hereto, in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.9 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. No party, or its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

7.10 Governing Law. This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement) (each, a “Covered Matter”), shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of Laws that might otherwise govern under any applicable conflict of laws principles.

7.11 Arbitration.

(a) Except for disputes and claims with respect to which a party hereunder seeks specific performance pursuant to Section 7.13 (which may be pursued in any state and federal court in the State of Delaware), each party hereunder agrees that arbitration administered by JAMS, Inc. in accordance with its JAMS Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the parties under this Agreement, whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement.

(b) The parties hereto agree that (i) one arbitrator shall be appointed pursuant to the JAMS Rules to conduct any such arbitration, (ii) such arbitrator shall have at least 15 years of experience with respect to stock purchase agreements and complex commercial contracts, (iii) all meetings of the applicable parties and all hearings with respect to any such arbitration shall take place in the County of New York of the State of New York and (iv) each party to the arbitration shall bear its own costs and expenses (including all attorneys’ fees and expenses, except to the extent otherwise required by applicable Law), and all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the applicable parties.

(c) In addition, the parties hereto agree that (i) the arbitrator shall have no authority to make any decision, judgment, ruling, finding, award or other determination that does not conform to the terms and conditions of this Agreement (as executed and delivered by the parties hereto) and (ii) the arbitrator shall have no greater authority to award any relief than a court having proper jurisdiction pursuant to Section 7.13. Any decision, judgment, ruling, finding, award or other determination of the arbitrator and any information disclosed in the course of any arbitration hereunder (collectively, the “Arbitration Information”) shall be kept confidential by the applicable parties, and any appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination shall be filed under seal.

(d) In the event that any party hereto or any of such party’s Affiliates, associates or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Arbitration Information (the “Disclosing Party”), such Disclosing Party shall notify the other parties promptly of the request or requirement so that any such other party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.11. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or any of its Affiliates, associates or representatives believes in good faith, upon the advice of legal counsel, that it is compelled to disclose any such Arbitration Information, such Disclosing Party may disclose such portion of the Arbitration Information as it believes in good faith, upon the advice of legal counsel, it is required to disclose; provided that the Disclosing Party shall use reasonable efforts to obtain, at the request and expense of such other party, an order or other assurance that confidential treatment shall be accorded to such portion of the Arbitration Information required to be disclosed as such other party shall designate. Notwithstanding anything in this Section 7.11 to the contrary, the parties shall have no obligation to keep confidential any Arbitration Information that becomes generally known to and available for use by the public other than as a result of the Disclosing Party’s acts or omissions or the acts or omissions of such Party’s Affiliates, associates or representatives. The parties agree that, subject to the right of any party to appeal or move to vacate or confirm any decision, judgment, ruling, finding, award or other determination of an arbitration as provided in this Section 7.11, the decision, judgment, ruling, finding, award or other determination of any arbitration under the JAMS Rules shall be final, conclusive and binding on all of the parties hereto; provided, however, that nothing in this Section 7.11 shall prohibit any party hereto from instituting litigation to enforce any final decision, judgment, ruling, finding, award or other determination of the arbitration.

7.12 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY COVERED MATTER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

7.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer, on the one hand, and Seller Holders, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction and that this shall include the right of Seller Holders to cause Buyer, on the one hand, and the right of Buyer to cause Seller Holders, on the other hand, to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Law and, subject to Section 9.13(b), to thereafter cause this Agreement and the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall be automatically extended for so long as the party bringing such action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement.

7.14 Non-Recourse. Subject to this Section 7.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, or other representative of any party hereto shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any obligations or Liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith.

7.15 Legal Representation. Buyer hereby agrees on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates (including, after the Closing, the Company), and each of their successors and assigns (all such parties, the “Waiving Parties”), that Hinckley Allen & Snyder LLP (or any successor) may represent any or all of Seller Holders or its or their Affiliates (the “Seller Group”) or any director, member, partner, officer, employee or Affiliate of the Seller Group in connection with any dispute, litigation, claim, Proceeding or obligation arising out of or relating to this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation of the Company in connection with this Agreement and the transactions contemplated hereby, and Buyer on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest arising therefrom or relating thereto in connection with the Post-Closing Representation, provided, however, that the parties agree to take all steps reasonably necessary to ensure that any attorney-client privilege attaching as a result of Hinckley Allen & Snyder LLP representing the Company will survive the Closing, and remain in effect and be controlled by the Company. Buyer, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Seller Group and their counsel prior to the Closing, including Hinckley Allen & Snyder LLP, made substantially in connection with the negotiation, preparation, execution, delivery and performance under this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby that were privileged communications between the Seller Group, the Company, and such counsel prior to the Closing, shall continue from and after the Closing to be privileged and that neither Buyer, the Waiving Parties, nor any Person purporting to act on behalf of or through Buyer or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, Buyer, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Hinckley Allen & Snyder LLP or any Person in the Seller Group occurring prior to the Closing in connection with any Post-Closing Representation.

7.16 Release. Effective as of the Closing Date, except for any rights or obligations under this Agreement, each Seller Holder (the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer and the Company, their Affiliates, each of their direct and indirect equityholders, and each of their respective current and former officers, directors, employees, partners, managers, advisors, successors and assigns (collectively, the “Released Parties”), of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in Law or in equity which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Released Parties occurring or arising on or prior to the date of this Agreement; provided, however, that nothing in this Section 7.16 shall operate to release (a) any claim by a Seller Holder arising out of a Seller Holder’s post-Closing employment with Company, (b) any rights under this Agreement or any documents executed and delivered pursuant to this Agreement or (c) any rights in a Seller Holder’s capacity as an officer or manager of the Company to indemnification, exculpation or liability or advancement of expenses under the Company’s organizational documents or benefits under any directors and officers insurance policy maintained by the Company to the extent not related to any claims arising under any documents executed and delivered pursuant to this Agreement; provided, further, that nothing contained herein shall operate to release any obligations of the Releasing Party arising under this Agreement or under any other document executed and delivered by the Releasing Party at the Closing in connection with the transaction contemplated hereby.

7.17 Noncompetition; Nonsolicitation and No Hire; Non-Disparagement.

(a) Noncompetition. In consideration of the payment of the Purchase Price and as a condition precedent to Buyer’s consummation of the transactions contemplated hereby, during the period of five years commencing on the Closing Date (the “Noncompete Period”), each Seller Holder agrees that he shall not, and shall cause their Affiliates and representatives to not, directly or indirectly, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) in the business of developing, designing, manufacturing, marketing or selling seals for any application in the aerospace, defense, industrial or medical industries (“Competing Business”) anywhere in the United States, its territories, Canada, Japan, Republic of Korea, Singapore, Malaysia, India, Australia, Europe (including the United Kingdom) and/or any countries the Company is making efforts to conduct business in; provided that the ownership of less than 2% of the outstanding stock of any class of any publicly traded corporation shall not be deemed to be engaging in a Competing Business solely by reason thereof.

(b) Nonsolicitation; No Hire. During the Noncompete Period, Seller Holders shall not, and shall cause Seller Holders’ Affiliates and representatives to not, directly or indirectly, (i) induce or attempt to induce any employee or independent contractor of Buyer, the Company or any of their Affiliates to leave the employ or services of Buyer, the Company or any of their Affiliates or in any way interfere with the relationship between Buyer, the Company or any of their Affiliates and any employee or independent contractor thereof, (ii) hire or otherwise retain any person who was an employee or independent contractor of Buyer, the Company or any of their Affiliates within 365 days prior to the time such employee or independent contractor is hired or otherwise retrained by such Person, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Buyer, the Company or any of their Affiliates to cease doing business with Buyer, the Company or any of their Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Buyer, the Company or any of their Affiliates or (iv) directly or indirectly acquire or attempt to acquire an interest in any Competing Business.

(c) Non-Disparagement. Each party hereto agrees not to make any negative or disparaging statements that are untrue or communications regarding the other parties hereto, any of their respective services or practices, or any of their respective directors, managers, officers, agents, representatives, direct or indirect equity holders or Affiliates, or the business of the Company, either orally or in writing, at any time from and after the date hereof.

(d) Severability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.17 is invalid or unenforceable, Buyer and Seller Holders agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(e) Additional Acknowledgments. Each Seller Holder hereby agrees and acknowledges as follows:

(i) Buyer would be substantially compromised if any Seller Holder be permitted to engage in any activity prohibited by Section 7.17(a) (Noncompetition), Section 7.17(b) (Nonsolicitation; No Hire) or Section 7.17(c) (Non-Disparagement).

(ii) At the Closing, each Seller Holder shall receive valuable consideration for the shares of the Company, and each Seller Holder therefore has a material economic interest in the consummation of the transactions contemplated hereby.

(iii) Each Seller Holder agrees that the non disclosure, non competition, non solicitation and no-hire covenants contained in this Agreement are reasonable with respect to period, geographical area and scope and are each essential parts of the Transactions in order to protect legitimate interests in the acquisition of the Company Securities and the business of the Company (including the goodwill related to the business of the Company).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER HOLDERS:

/s/ Thomas B. Colby Thomas B. Colby

/s/ Lyman J. Colby Lyman J. Colby

MAG PARENT, INC.

By:	/s/ Thomas B. Colby
Name: Thomas B. Colby
Title: President

COMPANY:

MAGNETIC SEAL LLC

By:	/s/ Robert A. Garde, Jr.
Name: Robert A. Garde, Jr.
Title: President

BUYER:

DUCOMMUN LABARGE TECHNOLOGIES, INC

By:	/s/ Stephen G. Oswald
Name: Stephen G. Oswald
Title: Chief Executive Officer and President